UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549
SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
(Name of Registrant as Specified in Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
1520 E. Grand Avenue
El Segundo, California 90245
PROXY STATEMENT AND NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 15, 2021
To the Stockholders of Griffin Capital Essential Asset REIT, Inc.:
I am pleased to invite you to the annual meeting of stockholders of Griffin Capital Essential Asset REIT, Inc. (the “Company”). The annual meeting will be held on June 15, 2021 at 10:00 A.M. (PT), at the offices of the Company located at 1520 E. Grand Avenue, El Segundo, California 90245, for the following purposes:
1.	To elect eight directors, each to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualify.
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
3.	To approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say on pay” vote).
We will also consider other business that properly comes before the annual meeting in accordance with Maryland law and our Bylaws.
Our Board of Directors has fixed March 31, 2021 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting or any adjournment thereof. Only record holders of common stock, including shares of Class A, Class AA, Class AAA, Class T, Class D, Class S, Class I and Class E common stock, on the record date are entitled to notice of and to vote at the annual meeting.
For further information regarding the matters to be acted upon at the annual meeting, I urge you to carefully read the accompanying proxy statement. If you have questions about these proposals or would like additional copies of the proxy statement, please contact our proxy solicitor, Broadridge Financial Solutions, Inc., at (855) 976-3332.
Important Notice-Contingent Virtual Meeting: We are closely monitoring the developments regarding the coronavirus (COVID-19). Although we currently intend to hold our annual meeting in person at our offices, we are sensitive to the public health and travel concerns stockholders may have and the requirements that federal, state, and local governments may impose. In the event we proceed with holding the annual meeting in person, we will comply with all federal, state, and local requirements that may be in effect at the time of the annual meeting and will take such other measures that we believe are appropriate at that time in order to make it as safe as possible for stockholders who wish to attend the annual meeting in person. In the event we determine that we need to conduct our annual meeting solely by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the annual meeting via press release and by filing additional soliciting materials with the Securities and Exchange Commission. The press release will also be available on our website at www.gcear.com. If you currently plan to attend the annual meeting in person, please check our website two weeks prior to the annual meeting for any change. Our Internet website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.
Whether you own a few or many shares and whether you plan to attend in person or not, it is important that your shares be voted on matters that come before the annual meeting. Every stockholder’s vote is important to us. To make voting easier for you, you may vote your shares by proxy in one of three ways: (1) by marking your votes on the enclosed proxy card, signing and dating it, and mailing it in the envelope provided; (2) by visiting www.proxyvote.com and entering the control number that appears on the proxy card; or (3) by calling

(800) 690-6903 and following the instructions provided on the proxy card. If you sign and return your proxy card without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the recommendations of our Board of Directors.
You are cordially invited to attend the annual meeting. Your vote is very important.
By Order of the Board of Directors,

Nina Momtazee Sitzer
Chief Administrative Officer, General Counsel and Secretary
El Segundo, California
April 8, 2021

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 15, 2021:
Pursuant to the U.S. Securities and Exchange Commission’s “notice and access” rules, we have elected to provide access to our proxy materials via the Internet. We anticipate sending a Notice of Internet Availability of Proxy Materials to our stockholders on or about April 8, 2021 that provides instructions on how to access our proxy materials on the Internet. Please read the enclosed information carefully before submitting your proxy.

Griffin Capital Essential Asset REIT, Inc.
1520 E. Grand Avenue
El Segundo, California 90245
PROXY STATEMENT

Introduction
The accompanying proxy, mailed together with this proxy statement, is solicited by and on behalf of the board of directors (the “Board” or the “Board of Directors”) of Griffin Capital Essential Asset REIT, Inc. (which we refer to in this proxy statement as the “Company”) for use at the annual meeting of our stockholders and at any adjournment or postponement thereof. References in this proxy statement to “GCEAR,” “we,” “us,” “our” or like terms also refer to the Company. The mailing address of our principal executive offices is 1520 E. Grand Avenue, El Segundo, California 90245. We expect to mail the notice of the annual meeting, this proxy statement and the accompanying proxy to our stockholders on or about April 8, 2021. Our 2020 Annual Report to Stockholders will be included in the mailing of the notice of the annual meeting, this proxy statement and proxy to our stockholders.
QUESTIONS AND ANSWERS
Q:	When and where will the annual meeting be held?
A:	Our 2021 annual meeting of stockholders will be held on June 15, 2021 at 10:00 A.M. (PT). The meeting will be held at the Company’s offices at 1520 E. Grand Avenue, El Segundo, California 90245.
Q:	Could emerging developments regarding the coronavirus (COVID-19) affect our ability to hold an in-person annual meeting?
A:
We are closely monitoring the developments regarding the coronavirus (COVID-19). Although we currently intend to hold our annual meeting in person at our offices, we are sensitive to the public health and travel concerns stockholders may have and the requirements that federal, state, and local governments may impose. In the event we determine that we need to conduct our annual meeting solely by means of remote communication, we will announce the change and provide instructions on how stockholders can participate in the annual meeting via press release and by filing additional soliciting materials with the Securities and Exchange Commission (the “SEC”). The press release will also be available on our website at www.gcear.com. If you currently plan to attend the annual meeting in person, please check our website two weeks prior to the annual meeting. Our Internet website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

Q:	What is the purpose of the meeting?
A:	At the meeting, you will be asked to:
•	elect eight directors, each to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualify;
•	ratify the appointment of Ernst & Young LLP (“Ernst & Young”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021;
•	approve, on an advisory (non-binding) basis, the compensation paid to the Company’s Named Executive Officers (“say on pay” vote); and
•	conduct such other business as may properly come before the annual meeting or any adjournment thereof.
Our Board of Directors is not aware of any matters that may be acted upon at the annual meeting other than the matters set forth in the first three bullet points listed above.
Q:	Who can vote at the meeting?
A:
Stockholders of record on March 31, 2021, or the record date, are entitled to receive notice of the annual meeting and to vote the shares of common stock, including shares of Class A, Class AA, Class AAA,

Class T, Class D, Class S, Class I and Class E common stock that they hold on that date. As of the record date, we had 24,415,357 Class A shares, 47,432,524 Class AA shares, 920,743 Class AAA shares, 560,462 Class T shares, 41,396 Class D shares, 1,801 Class S shares, 1,902,061 Class I shares and 248,606,848 Class E shares of common stock issued, outstanding and eligible to vote.
Q:	How many votes do I have?
A:
Each outstanding share of Class A, Class AA, Class AAA, Class T, Class D, Class S, Class I and Class E common stock entitles its holder to cast one vote with respect to each matter to be voted upon at the annual meeting.

Q:	How can I vote?
A:	You may vote in person at the meeting or by proxy. Stockholders have the following three options for submitting their votes by proxy:
•	via mail, by completing, signing, dating and returning your proxy card in the enclosed envelope;
•	via the Internet at www.proxyvote.com; or
•	via telephone at (800) 690-6903, you will be prompted to enter a control number that can be found on the proxy card.
Regardless of whether you intend to attend the annual meeting, we encourage you to vote by proxy in accordance with one of the methods described above. Every stockholder’s vote is important to us. If you vote by proxy, you may still attend the annual meeting and vote in person. If you do so, any previous votes that you submitted, whether by mail, the Internet or telephone, will be revoked by the vote that you cast at the annual meeting.
Q:	How will my proxies be voted?
A:
Shares represented by valid proxies will be voted in accordance with the directions given on the relevant proxy card. If a proxy card is signed and returned without any directions given, the individuals named on the card as proxy holders will vote (1) “FOR” the election of each of the eight director nominees, (2) “FOR” the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021, and (3) “FOR” the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”). If other matters requiring the vote of our stockholders come before the meeting, it is the intention of the persons named in the proxy card to vote the proxies held by them in accordance with their best judgment in such matters.

Q:	What are the Board of Directors’ voting recommendations?
A:	Our Board of Directors recommends that you vote:
•	“FOR” the election of each of the eight director nominees;
•	“FOR” the ratification of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021; and
•	“FOR” the advisory (non-binding) proposal regarding the compensation paid to our Named Executive Officers (“say on pay”).
Q:	How can I change my vote or revoke my proxy?
A:
You have the unconditional right to revoke your proxy at any time prior to the voting thereof by submitting a later-dated proxy (via mail, the Internet or telephone), by attending the annual meeting and voting in person or by written notice addressed to: Griffin Capital Essential Asset REIT, Inc., Attention: Secretary, 1520 E. Grand Avenue, El Segundo, California 90245. To be effective, a proxy revocation must be received by us at or prior to the annual meeting. If your shares are held by a broker, bank or any other persons holding shares on your behalf, you must contact that institution to revoke a previously authorized proxy.

Q:	What vote is required to approve each proposal?
A:
Election of Directors. The election of each of the nominees for director requires the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. There is no cumulative voting in the election of our directors. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

Ratification of Appointment of Independent Accounting Firm. The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal.
Approval of Say on Pay. Approval of the advisory (non-binding) vote on the compensation paid to our Named Executive Officers (“say on pay”) requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal. As an advisory vote, this proposal is not binding upon us. However, the Compensation Committee of our Board of Directors, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders and will consider the outcome of the vote when making future compensation decisions.
Q:	What constitutes a “quorum”?
A:
The presence at the annual meeting, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting on any matter constitutes a quorum. Abstentions and broker non-votes will be counted as present for the purpose of establishing a quorum; however, abstentions and broker non-votes will not be counted as votes cast.

Q:	Who will bear the costs of soliciting votes for the meeting?
A:
We will bear the entire cost of the solicitation of proxies from our stockholders. We have retained Broadridge Financial Solutions, Inc. to assist us in connection with the solicitation of proxies for the annual meeting. Broadridge Financial Solutions, Inc. will be paid fees of approximately $350,000 plus out-of-pocket expenses, for its basic solicitation services, which include printing and review of proxy materials and our annual report, dissemination of broker search cards, distribution of proxy materials, solicitation of brokers, banks, and institutional holders, and delivery of executed proxies. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors and officers who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy solicitation materials to our stockholders.

Q:	What if I receive only one set of proxy materials although there are multiple stockholders at my address?
A:
The SEC has adopted a rule concerning the delivery of documents filed by us with the SEC, including proxy statements and annual reports to stockholders, which allows us to send a single set of any annual report and/or proxy statement to any household at which two or more stockholders reside if they share the same last name or we reasonably believe they are members of the same family. This procedure is referred to as “householding.” This rule benefits both you and us. It reduces the volume of duplicate information received at your household and helps us reduce expenses. Each stockholder subject to householding will continue to receive a separate proxy card or voting instruction card.

We will promptly deliver, upon written or oral request, a separate copy of our annual report or proxy statement, as applicable, to a stockholder at a shared address to which a single copy was previously delivered. If you received a single set of disclosure documents this year, but you would prefer to receive your own copy, you may direct requests for separate copies to Griffin Capital Essential Asset REIT, Inc., Attention: Secretary, 1520 E. Grand Avenue, El Segundo, California 90245 or call us at (310) 469-6100. Also, if your household currently receives multiple copies of disclosure documents and you would like to receive just one set, please contact us at the same address and phone number.

Q:	How do I submit a stockholder proposal for next year’s annual meeting or proxy materials, and what is the deadline for submitting a proposal?
A:
In order for a stockholder proposal to be properly submitted for presentation at our annual meeting next year, we must receive written notice of the proposal at our executive offices during the period beginning on December 9, 2021 and ending January 8, 2022. If you wish to present a proposal for inclusion in the proxy materials for next year’s annual meeting, we must receive written notice of your proposal at our executive offices no later than December 9, 2021. All proposals must contain the information specified in, and otherwise comply with, our bylaws. Proposals should be sent via registered, certified or express mail to: Griffin Capital Essential Asset REIT, Inc., Attention: Secretary, 1520 E. Grand Avenue, El Segundo, California 90245. For additional information, see the “Stockholder Proposals” section in this proxy statement.

Q:	Who can help answer my questions?
A:
If you have any questions about the annual meeting, any of the proposals, how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact our proxy solicitor, Broadridge Financial Solutions, Inc., at: (855) 976-3332. Representatives are available Monday through Friday 9:00 A.M. to 10:00 P.M. (ET).

BOARD OF DIRECTORS
General
The Board of Directors is currently comprised of ten members. Under our charter, each director elected will hold office for one year, until the next annual meeting of our stockholders and until his or her successor is duly elected and qualified. Directors may be elected to an unlimited number of successive terms. Our Board of Directors currently consists of Kevin A. Shields, our Executive Chairman, Michael J. Escalante, our Chief Executive Officer and President, and eight directors that our Board of Directors has determined, based on its review of the relationships between the director nominees and the Company, to be independent pursuant to the definition of “independent” contained in our charter and under the rules of the New York Stock Exchange (“NYSE”). Eight of our current directors have been nominated by our Board of Directors for re-election to serve until our 2022 annual meeting of stockholders or until his or her successor is elected and qualifies, while two of our current directors will not stand for re-election and will retire from our Board of Directors immediately following the annual meeting, at which time the size of the Board of Directors will be reduced to eight members. For more detailed information on our directors, see the “Information Regarding Our Directors” section below. Our Board of Directors has formed the following four committees: the Audit Committee, the Nominating and Corporate Governance Committee, the Compensation Committee, and the Capital Committee.
Leadership Structure
Kevin A. Shields serves as the Chairperson of the Board of Directors, as well as our Executive Chairman. Our Board of Directors does not have a lead independent director, as we believe that the current size of our Board of Directors permits all of our independent directors to actively participate in this oversight role.
Meetings of our Board of Directors
During 2020, our Board of Directors held 19 meetings. During 2020, each incumbent director attended at least 75% of the aggregate total number of meetings of the Board of Directors and the total number of meetings of the committees on which they served.
Director Independence
While our shares are not listed for trading on any national securities exchange, a majority of the members of our Board of Directors and each committee of our Board of Directors are “independent” under the rules of the NYSE, consistent with applicable rules and regulations of the SEC. Our charter also requires that a majority of the members of our Board of Directors are “independent” as defined in accordance with the NASAA Statement of Policy Regarding Real Estate Investment Trusts. Our Board of Directors has determined that Kathleen S. Briscoe, Gregory M. Cazel, Richard H. Dozer, Ranjit M. Kripalani, P. Anthony Nissley, James F. Risoleo, J. Grayson Sanders and Samuel Tang each meet the relevant definition of “independent.”
Board of Directors Membership Criteria and Director Selection
Our Board of Directors has a Nominating and Corporate Governance Committee, which among other things, assists our Board of Directors in fulfilling its responsibilities with respect to director nominations. The Nominating and Corporate Governance Committee annually reviews with our Board of Directors the appropriate experience, skills and characteristics required of our directors in the context of the current membership of our Board of Directors. This assessment includes, in the context of the perceived needs of our Board of Directors at the time, matters of knowledge, experience, judgment and skills such as an understanding of the real estate industry or brokerage industry or accounting or financial management expertise. Other considerations include the candidate’s independence from conflict with the Company and the ability of the candidate to attend Board of Directors meetings regularly and to devote an appropriate amount of effort in preparation for those meetings. It also is expected that independent directors nominated by our Board of Directors will be individuals who possess a reputation and hold or have held positions or affiliations befitting a director of a publicly held company and are or have been actively engaged in their occupations or professions or are otherwise regularly involved in the business, professional or academic community.
Though we do not have a formal policy regarding diversity with respect to identifying nominees and overall Board composition, our Nominating and Corporate Governance Committee considers the impact of diverse backgrounds and experiences of potential nominees on the effectiveness and quality of our Board of Directors. As part of its annual review process discussed below, the Nominating and Corporate Governance Committee reviews its own effectiveness in recommending director nominees with diverse backgrounds and experiences relative to any perceived needs in the composition of our Board of Directors.
While our full Board of Directors remains responsible for selecting its own nominees and recommending them for election by our stockholders, our Board of Directors has delegated the screening process necessary to identify qualified candidates to the Nominating and Corporate Governance Committee, in consultation with our Executive Chairman and Chief Executive Officer and other senior management. Pursuant to our charter, however, the existing directors must nominate replacements for any vacancies among the director positions.
The Nominating and Corporate Governance Committee annually reviews director suitability and the continuing composition of our Board of Directors; it then recommends director nominees who are voted on by our full Board of Directors. In recommending director nominees to our Board of Directors, the Nominating and Corporate Governance Committee solicits candidate recommendations from its own members, other directors and management of the Company. The Nominating and Corporate Governance Committee will also consider suggestions made by stockholders and other interested persons for director nominees who meet the established director criteria. In order for a stockholder to make a nomination, the stockholder must satisfy the procedural requirements for such nomination as provided in the Company’s bylaws, which include, among other things, providing the nominee’s name, age, address, and ownership of the Company’s stock. Such nominations must also be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. For additional information regarding stockholder nominations of directors and stockholder proposals, please see the “Stockholder Proposals” section of this proxy statement on page 46.
In evaluating the persons nominated as potential directors, the Nominating and Corporate Governance Committee will consider each candidate without regard to the source of the recommendation and take into account those factors that the Nominating and Corporate Governance Committee determines are relevant.
With respect to the current nominees to our Board of Directors, whose backgrounds and experience are described in greater detail below, our Nominating and Corporate Governance Committee considered all of the factors set forth above and the individual attributes of the particular individuals being nominated as described below in its determination to recommend them for nomination.
Information Regarding Our Directors
Included below is certain information regarding our directors. Each of our directors is elected annually to serve for a one-year term. No family relationships exist between any directors or executive officers, as such term is defined in Item 401 of Regulation S-K promulgated under the Securities Act of 1933, as amended.
Name	Age	Position(s)	Period with Company
Kevin A. Shields	62	Chairman of the Board of Directors and Executive Chairman	11/2013 - present
Michael J. Escalante	60	Chief Executive Officer, President and Director	11/2013 - present
Kathleen S. Briscoe	61	Independent Director	3/2016 - present
Gregory M. Cazel	58	Independent Director	4/2019 - present
Richard H. Dozer	63	Independent Director	3/2021 - present
Ranjit M. Kripalani	61	Independent Director	4/2019 - present
P. Anthony Nissley	69	Independent Director	3/2021 - present
James F. Risoleo	65	Independent Director	3/2021 - present
J. Grayson Sanders	80	Independent Director	3/2016 - present
Samuel Tang	60	Independent Director	2/2015 - present
Director Nominees
Kevin A. Shields, our Executive Chairman and the Chairman of our Board of Directors, has been an officer and director since November 2013. Mr. Shields served as Chief Executive Officer of the entity formerly known as Griffin Capital Essential Asset REIT, Inc. (“EA-1”) from 2008 until December 2018. Mr. Shields is also the Chief Executive Officer of Griffin Capital Company, LLC (“GCC”), which he founded in 1995 and which indirectly owns our former dealer manager (as defined below). Mr. Shields served as the Chief Executive Officer of our former dealer manager until June 2017. Mr. Shields also currently serves as President and trustee of Griffin Institutional Access Real Estate Fund (“GIA Real Estate Fund”), positions he has held since November 2013; and as President and trustee of Griffin Institutional Access Credit Fund (“GIA Credit Fund”), positions he has held since January 2017. Before founding GCC, Mr. Shields was a Senior Vice President and head of the Structured Real Estate Finance Group at Jefferies & Company, Inc. in Los Angeles and a Vice President in the Real Estate Finance Department of Salomon Brothers Inc. in both New York and Los Angeles. Mr. Shields graduated from the University of California at Berkeley where he earned a J.D. degree from Boalt Hall School of Law, an M.B.A. from the Haas Graduate School of Business, graduating Summa Cum Laude with Beta Gamma Distinction, and a B.S. from Haas Undergraduate School of Business, graduating with Phi Beta Kappa distinction. Mr. Shields is an inactive member of the California Bar. Mr. Shields is a full member of the Urban Land Institute and frequent guest lecturer at the Haas Graduate School of Business. Mr. Shields is also a member of the Policy Advisory Board for the Fisher Center for Real Estate at the Haas School of Business, the Chair Emeritus of the board of directors for the Institute for Portfolio Alternatives (IPA) and an executive member of the Public Non-Listed REIT Council of the National Association of Real Estate Investment Trusts.
We believe that Mr. Shields’ extensive experience in the real estate and real estate financing industries support his appointment to our Board.
Michael J. Escalante is our Chief Executive Officer, President and a director. He has been our President since our formation, a director since February 2015, and our Chief Executive Officer since April 2019. Mr. Escalante served as the Chief Executive Officer of EA-1 from December 2018 to April 2019; the President of EA-1 from June 2015 to April 2019; and Chief Investment Officer of EA-1 from August 2008 to December 2018. Mr. Escalante also served as GCC’s Chief Investment Officer from June 2006 until December 2018. He also served as a member of the investment committee of the advisor of GIA Real Estate Fund from June 2014 to March 2020, as well as serving on the investment committee of various Griffin American Healthcare REIT entities. Prior to joining GCC in June 2006, Mr. Escalante founded Escalante Property Ventures in March 2005, a real estate investment management company, to invest in value-added and development-oriented infill properties within California and other western states. From 1997 to March 2005, Mr. Escalante served eight years at Trizec Properties, Inc., previously one of the largest publicly-traded U.S. office real estate investment trusts (“REITs”), with his final position being Executive Vice President - Capital Transactions and Portfolio Management. While at Trizec, Mr. Escalante was directly responsible for all capital transaction activity for the Western U.S., which included the acquisition of several prominent office projects. Mr. Escalante’s work experience at Trizec also included significant hands-on operations experience as the firm’s Western U.S. Regional Director with bottom-line responsibility for asset and portfolio management of a 4.6 million square foot office/retail portfolio (11 projects/23 buildings) and associated administrative support personnel (110 total/65 company employees). Prior to joining Trizec, from 1987 to 1997, Mr. Escalante held various acquisitions, asset management and portfolio management positions with The Yarmouth Group, an international investment advisor. Mr. Escalante holds an M.B.A. from the University of California, Los Angeles and a B.S. in Commerce, with an emphasis in finance and accounting, from Santa Clara University. Mr. Escalante is a full member of the Urban Land Institute and has been active in many civic organizations.
We believe that Mr. Escalante’s broad experience in the real estate industry and his years of service at GCC and its affiliates support his appointment to our Board.
Kathleen S. Briscoe is one of our independent directors and is a member of our Nominating and Corporate Governance Committee and the Chairperson of our Capital Committee. She has been one of our independent directors since March 2016. Since March 2018, Ms. Briscoe has served as a Partner and Chief Capital Officer at Dermody Properties. She has also served as an advisor to Arixa Capital from November 2017 to 2019. From March 2016 to March 2017, Ms. Briscoe served as a consultant at Cordia Capital Management, LLC, a privately owned real estate investment management company, where from November 2013 to March 2016, she held the positions of Chief Operating Officer and Chief Investment Officer for real estate, overseeing approximately $100 million of commercial real estate investments per year throughout the Western United States. From November 2011 to November 2013, Ms. Briscoe was a real estate consultant with Institutional Real Estate, Inc. and Crosswater Realty Advisors. From 2009 to 2011, Ms. Briscoe was the Chief Investment Officer for the IDS Real Estate Group in Los Angeles, California, where she managed two joint ventures with CalSTRS. From 2008 to 2009, Ms. Briscoe was a real estate consultant with Crosswater Realty Advisors, where she worked with

CalPERS analyzing its real estate fund managers. From 2007 to 2008, she was a Managing Director and the head of the Los Angeles office for Buchanan Street Partners, a real estate investment management company. From 1987 to 2007, Ms. Briscoe was a Shareholder at Lowe Enterprises, a real estate investment, asset management, and development company, where she managed the firm’s investment clients, was a key member of a value-add private REIT, managed a portfolio, and served on the Executive Committee and as a voting member of the Investment Committee. Ms. Briscoe received a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. Ms. Briscoe is an independent director of the Resmark Companies, a national private equity firm focused on real estate and of Crescent Capital SPAC (chair of Audit Committee since March 2019), and an independent director of Crescent Capital BDC, Inc. since December 2019. Ms. Briscoe is a council member of the Urban Land Institute, an advisory board member for Institutional Real Estate, Inc., is an executive member of the National Association of Real Estate Investment Managers, and is active in a number of other real estate organizations.
We believe Ms. Briscoe’s years of experience in real estate investing and investment management experience, as well as her background in the commercial real estate industry generally, support her appointment to our Board.
Gregory M. Cazel is one of our independent directors and is the Chairperson of our Nominating and Corporate Governance Committee and a member of our Capital Committee. He has been one of our independent directors since April 2019. From February 2009 to April 2019, he served as an independent director of EA-1. Since December 2015, Mr. Cazel has been a Managing Director for Lument Capital, formerly known as Hunt Real Estate Capital, in Chicago. His responsibilities include originating balance sheet loans, and Fannie Mae and Freddie Mac and HUD loans for the company. Mr. Cazel previously served as one of our independent directors from April 2014 to June 2016. From May 2013 to November 2015, Mr. Cazel was a Managing Director in the Real Estate Capital Markets division of Wells Fargo Bank, NA, in Chicago, where he originated both CMBS and balance sheet loans for the bank, working with mortgage bankers and direct borrowers throughout the Midwest. Prior to that, Mr. Cazel was an Executive Vice President with A10 Capital beginning in June 2010, and became a Principal in the firm in October 2010. A10 Capital specializes in financing commercial real estate and providing advisory and management services for the workout of all types of troubled loans and real estate assets. From October 2009 to April 2010, Mr. Cazel was the Midwest Regional Director for Real Estate Disposition Corp., LLC, a real estate auction marketing firm, specializing in selling residential, commercial, multi-family and hospitality properties and land, as well as performing and non-performing notes and loan pools. Mr. Cazel is also President of Midwest Residential Partners, LLC, a private real estate investment firm, which he formed in July 2008. Mr. Cazel has more than 34 years of commercial real estate finance, acquisition, loan origination and securitization, mortgage banking, underwriting, analysis, and investment experience. From January 2009 to October 2009, Mr. Cazel was a Partner with Prairie Realty Advisors, Inc., a mortgage banking firm. From April 2007 to June 2008, Mr. Cazel was an Executive Director with Dexia Real Estate Capital Markets Company, a Division of Dexia Bank, a Belgium-based financial institution, where he was responsible for establishing the Chicago office and managing the Midwest presence for the CMBS loan program. From 1999 to April 2007, Mr. Cazel was a Vice President at JP Morgan Mortgage Capital where he ran a commercial loan production team that closed over $3.6 billion in permanent, floating, and mezzanine loans, representing the highest loan production volume in the country for JP Morgan during his tenure. Mr. Cazel earned a B.A. in the Liberal Arts and Sciences College, with a concentration in Real Estate and Finance, from the University of Illinois.
We believe that Mr. Cazel’s years of experience in the commercial mortgage industry and real estate finance industry and his 10 years of experience as a director of REITs support his appointment to our Board.
Ranjit M. Kripalani is one of our independent directors and is a member of our Audit Committee and the Chairperson of our Compensation Committee. He has been one of our independent directors since April 2019. From January 2017 to April 2019, he served as an independent director of EA-1. From 2009 to 2014, Mr. Kripalani served as the chief executive officer of CRT Capital Group LLC, an institutionally focused broker dealer. Prior to joining CRT Capital Group LLC, Mr. Kripalani worked at Countrywide Capital Markets, Inc. and Countrywide Financial Corporation from 1998 to 2008, where he served in a number of roles, including as president of capital markets and executive managing director of Countrywide Financial Corp. and chief executive officer and president of Countrywide Capital Markets from 2001 to 2008. Mr. Kripalani also served as president and chief executive officer of Countrywide Securities Corporation from 2000 to 2008 and was the executive vice president and national sales manager for Countrywide Securities Corporation from 1998 to 2000. Prior to joining Countrywide, Mr. Kripalani served as managing director and head of mortgage trading for Chase Securities, Inc. from 1995 to 1998, and as managing director and head of mortgage trading for PaineWebber, Inc. from 1985 to 1995. Mr. Kripalani also currently serves on the board of directors of Western Asset Mortgage Corp., a position he has held since 2014. Mr. Kripalani has a B.A. in International Relations from Tufts University and a Graduate Diploma in Business Studies from the London School of Economics.
We believe that Mr. Kripalani’s extensive real estate and business experience and his several years of experience as a director of a REIT supports his appointment to our Board.
James F. Risoleo is one of our independent directors. He has been one of our independent directors since March 2021. Until 2021, he served as an independent director of CCIT II and a member of CCIT II’s audit committee since August 2013 and chairman of CCIT II’s valuation, compensation and affiliate transactions committee since August 2018. He previously served as the non-executive chairman of CCIT II’s board of directors from June 2015 to August 2018. Since January 2017, Mr. Risoleo has served as the President and Chief Executive Officer and as a member of the board of directors of Host Hotels & Resorts Inc. (NYSE: HST). He joined Host Hotels & Resorts in 1996 as Senior Vice President for Acquisitions, and was appointed Executive Vice President and Chief Investment Officer in 2000. In January 2012, he became Executive Vice President and Managing Director of Host Hotels & Resorts’ European business activities and, in 2015, Mr. Risoleo assumed leadership for all of Host Hotels & Resorts’ West Coast investment activities in addition to Europe. Prior to joining Host Hotels & Resorts, Mr. Risoleo served as Vice President, Development at Interstate Hotels Corporation and as Senior Vice President at Westinghouse Electric Corporation. He is the Chair of the National Association of Real Estate Investment Trusts and a member of the Executive Board, Real Estate Roundtable, American Hotel & Lodging Association Executive Committee and the U.S. Travel CEO Roundtable. He received his B.S. degree from Duquesne University, School of Business and a Juris Doctorate from Duquesne University School of Law. He holds bar admissions to the Supreme Court of Pennsylvania and United States District Court for the Western District of Pennsylvania.
Pursuant to the merger agreement with CCIT II, we agreed to appoint three former director of CCIT II at the closing of the CCIT II Merger, and on March 1, 2021 Mr. Risoleo was appointed to our Board. In addition, pursuant to the merger agreement with CCIT II, we agreed to recommend at least one former director of CCIT II for election at the annual meeting, and Mr. Risoleo has been recommended for election. We believe that Mr. Risoleo’s extensive experience as a real estate industry executive, with strong leadership, investment and finance expertise support his appointment to our Board.
J. Grayson Sanders is one of our independent directors and is a member of our Compensation Committee, Audit Committee and Nominating and Corporate Governance Committee. He has been one of our independent directors since March 2016. Mr. Sanders also serves as an independent director on the board of directors of Griffin American Healthcare REIT III, Inc., a position he has held since February 2014. Since March 2013, Mr. Sanders has served as the Co-Founder, President and Chief Investment Officer of PREDEX Capital Management, a registered investment adviser. Mr. Sanders has also served as the Co-Founder and Chief Executive Officer of Mission Realty Advisors, a minority owner of PREDEX Capital Management and provider of advisory and equity capital raising services to institutional quality real estate operators, since February 2011. From March 2009 to March 2010, Mr. Sanders served as Chief Executive Officer of Steadfast Capital Markets Group, where he managed the development and registration of Steadfast Income REIT, a non-traded REIT, and oversaw the development of that company’s FINRA registered managing broker-dealer. From November 2004 to March 2009, Mr. Sanders served as President of CNL Fund Advisors Company in Orlando, where he created and managed a global REIT mutual fund, and served as President of CNL Capital Markets, which focused on wholesale distribution of non-traded REITs and private placements plus ongoing servicing of thousands of investors. Prior to joining CNL, Mr. Sanders served from 2000 to 2004 as a Managing Director with AIG Global Real Estate Investment Corp. in New York, where he managed product development and capital formation for several international real estate funds for large institutional investors investing in Europe, Asia and Mexico. From 1997 to 2000, Mr. Sanders was the Executive Managing Director for CB Richard Ellis Investors where he was involved in product development and placement with institutional investors. From 1991 to 1996, Mr. Sanders served as the Director of Real Estate Investments for Ameritech Pension Trust, where he managed a $1.5 billion real estate portfolio within the $13 billion defined benefit plan. Mr. Sanders has also previously served on the board of directors of both the Pension Real Estate Association and the National Association of Real Estate

Investment Trusts, where he was Co-Chairman of its Institutional Investor Committee. He has also served on the board of directors of several non-profits. Mr. Sanders has been a frequent speaker at trade association events and other forums over his entire career. Mr. Sanders received a B.A. in History from the University of Virginia and an M.B.A. from Stanford Business School. He attended Officer Candidate School and served for over four years in the Navy, attaining the rank of Lieutenant.
We believe that Mr. Sanders’ decades of experience in the real estate industry, including as a director of a non-traded REIT, and his significant experience raising equity capital support his appointment to our Board.
Samuel Tang is one of our independent directors and is the Chairperson of our Audit Committee and a member of our Compensation Committee and Capital Committee. He has been one of our independent directors since March 2016. Mr. Tang has over 25 years of experience in private equity and real estate investing. From 2008 to the present, Mr. Tang has been a Managing Partner of TriGuard Management LLC, an entity which he co-founded and which acquires private equity fund-of-funds in the secondary market and serves as a platform for other private equity investment businesses. He is also a co-founder and Managing Partner of Montauk TriGuard Management Inc. since 2004 to the present, where he is responsible for sourcing, analyzing, structuring, and closing the acquisition of private equity funds in the secondary market. From 1999 to 2004, Mr. Tang was Managing Director, Equities, of Pacific Life Insurance Company, where he co-chaired the workout committee to maximize recovery on bond investments and worked on various strategic and direct equity investments. Before joining Pacific Life Insurance Company, from 1989 to 1999, he was a Managing Partner at The Shidler Group, a specialized private equity firm focused on finance, insurance and real estate companies. Mr. Tang was also previously a Manager in Real Estate Consulting with KPMG Peat Marwick Main and a Senior, CPA with Arthur Young. Mr. Tang has an M.B.A. in Finance from the University of California, Los Angeles and a B.S. in Accounting from the University of Southern California. Mr. Tang also currently serves in leadership positions, including as a member of the board of directors with several private equity fund advisory, corporate and charitable entities.
We believe that Mr. Tang’s extensive experience in the private equity and real estate industries support his appointment to our Board.
Directors Not Continuing in Office
Richard H. Dozer is one of our independent directors. He has been one of our independent directors since March 2021. From 2017 to 2021, he served as an independent director of Cole Office & Industrial REIT (CCIT II), Inc. (“CCIT II”), a member of CCIT II’s audit committee, valuation, compensation and affiliate transactions committee and as chairman of CCIT II’s nominating and corporate governance committee (from 2018 to 2021). He is the retired Chairman of GenSpring Family Office—Phoenix, a leading wealth management firm for ultra-high net worth families, where he served from May 2008 until January 2013. Prior to this role, Mr. Dozer served as a principal of CDK Partners, a real estate development and investment company, from 2006 until 2008. Mr. Dozer served as President of the Arizona Diamondbacks Major League Baseball team from its inception in 1995 until 2006, and Vice President and Chief Operating Officer of the Phoenix Suns National Basketball Association team from 1987 until 1995. Early in his career, he was an audit manager with Arthur Andersen LLP (“Arthur Andersen”). Mr. Dozer currently serves as the chairman of the board of directors of Blue Cross Blue Shield of Arizona, as chairman of the board of directors and as a member of the audit committee and compensation committee of Viad Corp (NYSE:VVI). From September 2017 until March 2019, Mr. Dozer served as a director and audit and finance committee member of the board of directors of Knight Swift Transportation Holdings, Inc. (NYSE: KNX). Mr. Dozer previously served as a director, the chairman of the board and audit committee, and as a member of the compensation committee and nominating and governance committee of Swift Transportation Company (NYSE:SWFT) prior to the merger with Knight Transportation, as a member of the board of directors, audit committee and finance committee of Apollo Education Group, Inc. (Nasdaq: APOL) from 2011 until it was taken private in February of 2017, and as a member of the board of directors of Meridian Bank and Nortrust of Arizona. Mr. Dozer is presently or has previously served on many charitable and civic boards, including Teach for America in Phoenix, Arizona; Greater Phoenix Valley of the Sun Convention and Visitors Bureau; Greater Phoenix Leadership; Greater Phoenix Economic Council; Arizona State University Dean’s Counsel of 100; Arizona State University MBA Advisory Council; and Valley of the Sun YMCA. Mr. Dozer holds a B.S. degree in business administration and accounting from the University of Arizona and is a former certified public accountant.

Pursuant to the merger agreement with CCIT II, we agreed to appoint three former directors of CCIT II at the closing of the CCIT II Merger, and on March 1, 2021 Mr. Dozer was appointed to our Board. We believe that Mr. Dozer’s extensive and varied experience in real estate development and investment, accounting and public company governance matters support his appointment to our Board.
P. Anthony Nissley is one of our independent directors. He has been one of our independent directors since March 2021. Until 2021, he served as an independent director of CCIT II and the chairman of CCIT II’s audit committee since August 2013, and a member of CCIT II’s valuation, compensation and affiliate transactions committee since August 2018. Since January 2013, Mr. Nissley has been self-employed as a consultant with TD Global Consulting, LLC. From 2002 to July 2012, Mr. Nissley served as a tax partner of PricewaterhouseCoopers, LLP (“PwC”), with the Industry Services Group. While at PwC, he was a member and sector leader of PwC’s national utility tax practice. From 1995 to 2002, Mr. Nissley was a partner of Arthur Andersen, where he served in client service and advisory partner roles on numerous multinational public company engagements. He also served in Arthur Andersen’s Office of Federal Tax Services where he participated in corporate rulings and transaction-planning activities. Prior to joining Arthur Andersen, Mr. Nissley served as an IRS Agent and as an attorney in the IRS Office of Chief Counsel (Technical) in the National Office of the IRS, where he was responsible for issuing private letter rulings in the mergers and acquisitions and consolidated return areas. Mr. Nissley has authored a number of articles on mergers and acquisitions matters for tax-related publications, and has been a speaker at legal and tax conferences. Mr. Nissley is a member of the board of directors for the Juvenile Diabetes Research Foundation, Phoenix Chapter. Mr. Nissley received a B.A. from Mt. Saint Mary’s College, a J.D. from George Mason University School of Law and a Masters in Taxation from Georgetown University.
Pursuant to the merger agreement with CCIT II, we agreed to appoint three former directors of CCIT II at the closing of the CCIT II Merger, and on March 1, 2021 Mr. Nissley was appointed to our Board. We believe that Mr. Nissley’s extensive experience in tax, accounting, mergers and acquisitions and transactional matters support his appointment to our Board.

PROPOSAL 1 - ELECTION OF DIRECTORS
At the annual meeting, you and the other stockholders will vote on the election of all eight director nominees to our Board of Directors. Each person elected will serve as a director until our 2022 annual meeting of stockholders and until his or her successor is elected and qualifies. Our Board of Directors has nominated the following people for re-election as directors:
•	Kevin A. Shields
•	Michael J. Escalante
•	Kathleen S. Briscoe
•	Gregory M. Cazel
•	Ranjit M. Kripalani
•	James F. Risoleo
•	J. Grayson Sanders
•	Samuel Tang
Each of the nominees is a current member of our Board of Directors. Detailed information on each nominee is provided above.
If any nominee becomes unable or unwilling to stand for re-election, our Board of Directors may designate a substitute. If a substitute is designated, proxies voting on the original nominee will be cast for the substituted nominee.
Board of Directors Recommendation
Each of the eight nominees for re-election as a director will be elected at the annual meeting, if a quorum is present, and stockholders holding a majority of shares present in person or by proxy and entitled to vote at such meeting vote in favor of such director for re-election.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED FOR RE-ELECTION AS DIRECTORS.
Vote Required
The election of each of the nominees for director requires the affirmative vote of stockholders holding a majority of shares entitled to vote who are present in person or by proxy at the annual meeting, if a quorum is present. There is no cumulative voting in the election of our directors. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

CORPORATE GOVERNANCE
Business Overview
We are an internally managed, publicly-registered, non-traded REIT. We own and operate a geographically diversified portfolio of strategically-located, high-quality corporate office and industrial properties that are primarily net-leased to single tenants that we have determined to be creditworthy.
The GCEAR platform was founded in 2009 and we have since grown to become one of the largest office and industrial-focused, net-lease REITs in the United States. Since our founding, our mission has been consistent – to generate long-term returns for our stockholders by combining the durability of high-quality corporate tenants, the stability of net leases and the power of proactive management. To achieve this mission, we leverage the skills and expertise of our employees who have expertise across a range of disciplines including acquisitions, dispositions, asset management, property management, development, finance, law and accounting. They are led by an experienced senior management team with commercial real estate experience averaging approximately 30 years.
As of December 31, 2020, we owned 98 properties (including one land parcel held for future development) in 25 states. Our contractual net rent for the 12-month period subsequent to December 31, 2020 is expected to be approximately $289.3 million, with approximately 64.3% expected to be generated by properties leased and/or guaranteed, directly or indirectly, by companies that have investment grade credit ratings or what management believes are generally equivalent ratings. As of December 31, 2020, we had an enterprise value of $4.5 billion, and our portfolio was approximately 88.5% leased (based on square footage), with a weighted average remaining lease term of 6.83 years and weighted average annual rent increases of approximately 2.1%.
On March 1, 2021, we acquired CCIT II for approximately $1.2 billion in a stock-for-stock transaction (the “CCIT II Merger”). This transaction is a continuation of our strategy since inception to strategically grow the portfolio with assets consistent with our investment strategy, improve our portfolio statistics, strengthen the balance sheet, and maximize stockholder value. After the closing of the CCIT II Merger, we have a combined portfolio consisting of 123 properties (including one land parcel held for future development) in 26 states.
Corporate Responsibility - Environmental, Social, and Governance
We are committed to conducting our business in a manner which benefits all of our stakeholders and ensures a lasting and positive impact from our operations. As a result, we measure our success not only by our ability to generate profits but also our ability to reduce our impact on the environment, affect positive social change in our community and conduct our operations in accordance with the highest ethical standards.
Environmental Responsibility
We strive to consciously manage our operations in a way that minimizes our impact on the environment and promotes sustainability. At our headquarters, we leverage the latest technology to minimize our energy use, such as efficient and automated lighting systems, moderation and monitoring of heating and air conditioning, and recycling paper, plastics, metals and electronics. In addition, we encourage all of our employees to adopt sustainable best practices. For example, we promote the use of electronic communication over printing whenever possible and have implemented electronic approval systems. We also encourage our employees to use clean modes of transportation by providing safe bicycle storage areas as well as free electric vehicle charging stations.
Within our portfolio, we own multiple LEED certified and Energy Star certified properties and work with tenants to implement energy efficiency wherever possible. We also ensure that all acquisitions receive thorough environmental screenings and impact assessments and strive to implement the latest in sustainable technology when developing or improving our properties.
Social Impact
We believe our employees are our greatest asset, and we pride ourselves on the diversity they bring to our firm. Because of this we have implemented a number of programs to foster not only their professional growth but also their growth as global citizens. We offer all of our employees a comprehensive benefits and wellness package, which includes paid time off and parental leave, high-quality medical, dental and vision insurance, disability, pet and life insurance, fitness programs, 401(k) matching and long-term incentive plans. We also encourage internal mobility in our organization and provide career enhancement and education opportunities, as well as educational grants.

We believe that a wide range of opinions and experiences are key to our continued success, and we therefore value racial, gender, and generational diversity throughout our organization. As of December 31, 2020, approximately 45% of our employees were people of color/minorities and approximately 45% were women. In addition, as of December 31, 2020, a majority of our then-seven member Board was composed of women and/or minorities.
Our social policy extends beyond the individuals within our organization and includes our ability to have a positive impact on the community around us. Throughout our organization, we have a shared passion and dedication to giving back and for this reason we co-founded the Griffin Charitable Initiative, a program through which we actively contribute our time and resources to support charitable causes.
Corporate Governance
We believe maintaining a rigorous corporate governance framework is essential to the success of our organization and we pride ourselves on diligently adhering to policies and procedures that ensure transparency, accountability, oversight and risk minimization across all levels of the Company. This includes the committees of our Board of Directors, comprised solely of independent directors, which oversee a wide range of matters such as investment activities, executive compensation and any conflict of interest related matters.
We also adhere to what we believe to be industry leading policies to ensure our management and employees are acting in a manner which protects the best interest of our stakeholders. This includes our Code of Ethics and Business Conduct, Whistleblower Policy, Insider Trading Policy and much more.
Risk Management Role of the Board
As part of its oversight role, our Board of Directors actively supervises the members of our management that are directly responsible for our day-to-day risk management, including our Chief Financial Officer and Treasurer and Chief Administrative Officer and General Counsel. The Board of Directors’ risk management role has no impact on its leadership structure. The Audit Committee of our Board of Directors, which consists solely of independent directors, annually reviews with management our policies with respect to risk assessment and risk management, particularly in the areas of insurance, regulatory compliance, financial risk management, investments and due diligence, and capital flow.
Audit Committee
Our Board has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, which assists the Board in fulfilling its responsibilities to stockholders concerning our financial reporting and internal controls and facilitates open communication among the Audit Committee, the Board, outside auditors and management. A copy of the charter of our Audit Committee is available in the “Corporate Governance” section of our website, www.gcear.com. The Audit Committee assists our Board by: (1) selecting an independent registered public accounting firm to audit our annual financial statements; (2) reviewing with the independent registered public accounting firm the plans and results of the audit engagement; (3) approving the audit and non-audit services provided by the independent registered public accounting firm; (4) reviewing the independence of the independent registered public accounting firm; (5) considering the range of audit and non-audit fees; and (6) reviewing the adequacy of our internal accounting controls. The Audit Committee fulfills these responsibilities primarily by carrying out the activities enumerated in its charter and in accordance with current laws, rules and regulations.
The members of the Audit Committee are three of our independent directors, Samuel Tang, Ranjit M. Kripalani, and J. Grayson Sanders, each of whom is also independent as defined in Rule 10A-3 under the Exchange Act, with Mr. Tang serving as Chairperson of the Audit Committee. Our Board has determined that Mr. Tang satisfies the requirements for an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K and has designated Mr. Tang as the audit committee financial expert in accordance with applicable SEC rules. The Audit Committee held 5 meetings during 2020.
Nominating and Corporate Governance Committee
General
Our Board has a Nominating and Corporate Governance Committee. A copy of the charter of our Nominating and Corporate Governance Committee is available in the “Corporate Governance” section of our website, www.gcear.com. The Nominating and Corporate Governance Committee’s primary focus is to assist our

Board of Directors in fulfilling its responsibilities with respect to director nominations, corporate governance, Board of Directors and committee evaluations and conflict resolutions. The Nominating and Corporate Governance Committee assists our Board of Directors in this regard by: (1) identifying individuals qualified to serve on our Board of Directors, consistent with criteria approved by our Board of Directors, and recommending that our Board of Directors select a slate of director nominees for election by our stockholders at the annual meeting of our stockholders; (2) developing and implementing the process necessary to identify prospective members of our Board of Directors; (3) determining the advisability of retaining any search firm or consultant to assist in the identification and evaluation of candidates for membership on our Board of Directors; (4) overseeing an annual evaluation of our Board of Directors, each of the committees of our Board of Directors and management; (5) developing and recommending to our Board of Directors a set of corporate governance principles and policies; (6) periodically reviewing our corporate governance principles and policies and suggesting improvements thereto to our Board of Directors; and (7) considering and acting on any conflicts-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving any of our affiliates. The Nominating and Corporate Governance Committee fulfills these responsibilities primarily by carrying out the activities enumerated in its charter and in accordance with current laws, rules and regulations.
The members of the Nominating and Corporate Governance Committee are three independent directors, Gregory M. Cazel, Kathleen S. Briscoe, and J. Grayson Sanders, with Mr. Cazel serving as Chairperson of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee held 2 meetings during 2020.
Corporate Governance
Pursuant to the Nominating and Corporate Governance Committee Charter, the Nominating and Corporate Governance Committee developed and recommended a set of formal, written guidelines for corporate governance, which were adopted by our full Board of Directors.
The Nominating and Corporate Governance Committee also, from time to time, reviews the governance structures and procedures of the Company and suggests improvements thereto to our full Board of Directors. Such improvements, if adopted by the full Board of Directors, will be incorporated into the written guidelines.
Periodic Evaluations
The Nominating and Corporate Governance Committee conducts an annual evaluation of its own performance and oversees the annual evaluations of our Board of Directors, each of the other committees of our Board of Directors and management.
Conflicts of Interest
The Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our affiliates. Our independent directors must approve such transactions as fair and reasonable to us and on terms and conditions not less favorable than those available from unaffiliated third parties, based upon standards set forth in our charter and Code of Ethics, as well as applicable laws, rules and regulations.
Conflicts of interest-related matters that the Nominating and Corporate Governance Committee has acted upon or could act upon include, but are not limited to, the following:
•	the continuation, renewal or enforcement of agreements with our affiliates, including the following significant agreements:
○
the administrative services agreement (the “Administrative Services Agreement”) that we assumed, in connection with the merger between EA-1 and Griffin Capital Essential Asset REIT II, Inc. (the “EA Merger”), as the successor of EA-1 and Griffin Capital Essential Asset Operating Partnership, L.P.;

○	the dealer manager agreement with our former dealer manager, Griffin Capital Securities, LLC;
•	property sales or acquisitions; and
•	other transactions with affiliates.
Compensation Committee
Our Board has a Compensation Committee. A copy of the charter of our Compensation Committee Charter is available in the “Corporate Governance” section of our website, www.gcear.com. The primary focus of the Compensation Committee is to assist our Board of Directors in fulfilling its responsibilities with respect to officer and director compensation. The Compensation Committee assists our Board of Directors in this regard by: (1) reviewing and approving our corporate goals with respect to compensation of executive officers; (2) reviewing and acting on compensation levels and benefit plans for our executive officers, (3) recommending to our Board of Directors compensation for all non-employee directors, including Board of Directors and committee retainers, meeting fees and equity-based compensation; (4) administering and granting awards under the Amended and Restated Plan (as defined below); and (5) setting the terms and conditions of such awards in accordance with the Amended and Restated Plan. The Compensation Committee fulfills these responsibilities in accordance with its charter and current laws, rules and regulations.
The members of the Compensation Committee are three independent directors, Ranjit M. Kripalani, Samuel Tang, and J. Grayson Sanders, with Mr. Kripalani serving as Chairperson of the Compensation Committee. Our Board of Directors has determined that each member of the Compensation Committee is a “non-employee director” as defined in the SEC’s Rule 16b-3. The Compensation Committee held 8 meetings during 2020.
Capital Committee
Our Board also has a Capital Committee, which is comprised of Ms. Briscoe and Messrs. Tang and Cazel, all independent directors. Ms. Briscoe currently serves as the Chairperson of our Capital Committee. Our Capital Committee operates pursuant to a written charter adopted by our Board of Directors, which sets forth the Capital Committee’s specific functions and responsibilities. The primary responsibilities of our Capital Committee include:
•	assisting our Board of Directors in fulfilling its oversight responsibilities with respect to acquisitions, dispositions, development projects, financings and other similar investments by us;
•	assisting our executive officers and management in evaluating and formulating proposed investments; and
•	reviewing and assessing proposed investments in light of our strategic goals and objectives.
Stockholder Communications with Directors
We have established several means for stockholders to communicate concerns to our Board of Directors. If the concern relates to our financial statements, accounting practices or internal controls, the concerns should be submitted in writing to the Chairperson of the Audit Committee of our Board of Directors in care of our Secretary at our headquarters address. If the concern relates to our governance practices, business ethics or corporate conduct, the concern should be submitted in writing to the Chairperson of the Nominating and Corporate Governance Committee of our Board of Directors in care of our Secretary at our headquarters address. If a stockholder is uncertain as to which category his or her concern relates, he or she may communicate it to any one of the independent directors in care of our Secretary. All concerns submitted in care of our Secretary will be delivered to the appropriate independent director based upon our Secretary’s determination.
Though we have no formal policy on the matter, we encourage all of the members of our Board of Directors to attend our annual meeting of stockholders. All of the directors serving at the time of the 2020 annual meeting attended such meeting.
Code of Ethics
Our Board has adopted a Code of Ethics and Business Conduct (the “Code of Ethics”), which contains general guidelines applicable to our executive officers, including our principal executive officer, principal financial officer and principal accounting officer or controller, our directors and our other officers. We make sure that each individual subject to the Code of Ethics acknowledges reviewing and receipt thereof. We adopted our Code of Ethics with the purpose of promoting the following: (1) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (2) full, fair, accurate, timely and understandable disclosure in reports and documents that we file with or submit to the SEC and in other public communications made by us; (3) compliance with applicable laws and governmental rules and regulations; (4) the prompt internal reporting of violations of the Code of Ethics to our Code of Ethics Compliance Officer; and (5) accountability for adherence to the Code of Ethics. A copy of the Code of Ethics is available in the “Corporate Governance” section of our website, www.gcear.com. We intend to satisfy the disclosure requirement regarding any amendment to, or waiver of, a provision of the Code of Ethics applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on our website.
Hedging Company Securities
Our Insider Trading Policy Statement prohibits our directors, executive officers, any other persons as may be designated from time to time and informed of such status by the Company’s Compliance Officer, and any family and any household members of such directors, executive officers and other designated persons from engaging in any transaction involving the Company’s securities (including a stock plan transaction such as an option exercise, gift, loan, pledge, hedge, contribution to a trust or any other transfer or the purchase of financial instruments, including prepaid variable forward contracts, equity swaps, collars, and exchange funds, or other transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities) without first obtaining pre-clearance of the transaction from the Company’s Compliance Officer.

EXECUTIVE OFFICERS
Included below is certain information regarding our executive officers.
Name	Age	Position(s)	Period with Company
Kevin A. Shields	62	Chairman of the Board of Directors and Executive Chairman	11/2013 - present
Michael J. Escalante	60	Chief Executive Officer, President and Director	11/2013 - present
Javier F. Bitar	59	Chief Financial Officer and Treasurer	6/2016 - present
Nina Momtazee Sitzer	53	Chief Administrative Officer, General Counsel and Secretary	6/2019 - present
Louis K. Sohn	46	Executive Vice President	4/2019 - present
Scott Tausk	62	Executive Vice President	4/2019 - present
Bryan K. Yamasawa	54	Chief Accounting Officer	12/2018 - present
Julie A. Treinen	61	Managing Director, Asset Management	11/2013 - present
Travis W. Bushman	43	Managing Director, Asset Management	12/2018 - present
Mark Chrisman	49	Managing Director, Asset Management	12/2018 - present
David J. Congdon	60	Managing Director, Corporate Strategy	6/2019 - present
Craig J. Phillips	60	Managing Director, Industrial Properties	9/2019 - present
Kevin A. Shields is our Executive Chairman and the Chairman of our Board of Directors and has been an officer and director since November 2013. Additional information regarding Mr. Shields is provided above under “Board of Directors—Information Regarding Our Directors.”
Michael J. Escalante is our Chief Executive Officer, President and a director. He has been our President since our formation, a director since February 2015, and our Chief Executive Officer since April 2019. Additional information regarding Mr. Escalante is provided above under “Board of Directors—Information Regarding Our Directors.”
Javier F. Bitar is our Chief Financial Officer and Treasurer. He has been our Chief Financial Officer and Treasurer since June 2016. Mr. Bitar served as Chief Financial Officer and Treasurer of EA-1 from June 2016 to April 2019. Mr. Bitar has over 33 years of commercial real estate related accounting and financial experience, including over 20 years of senior management-level experience. Prior to joining GCC, from July 2014 to May 2016, Mr. Bitar served as the Chief Financial Officer of New Pacific Realty Corporation, a real estate investment and development company. From January 2014 to July 2014, Mr. Bitar served as the Proprietor of JB Realty Advisors, a real estate consulting and advisory company. From July 2008 to December 2013, Mr. Bitar served as the Chief Operating Officer of Maguire Investments, where he was responsible for overseeing operating and financial matters for the company’s real estate investment and development portfolio. Mr. Bitar also served as Senior Investment Officer at Maguire Properties, Inc. from 2003 to 2008 and as Partner and Senior Financial Officer at Maguire Partners from 1987 to 2003. Mr. Bitar graduated Magna Cum Laude from California State University, Los Angeles, with a Bachelor of Business Administration degree and is a Certified Public Accountant in the State of California.
Nina Momtazee Sitzer is our Chief Administrative Officer, General Counsel and Secretary. She has been General Counsel since June 2019 and our Chief Administrative Officer and Secretary since February 2021. She was also an Executive Vice President from June 2019 to January 2021. From December 2011 until she joined the Company, Ms. Sitzer was a partner in the real estate department at the law firm of DLA Piper LLP (US) in Chicago, Illinois. From 1994 until she joined DLA Piper, Ms. Sitzer was at Katten Muchin Rosenman in Chicago, Illinois, where she was also a partner in the real estate group. Ms. Sitzer has over 28 years of experience in the real estate industry across a broad range of property types. Ms. Sitzer earned her B.A. from Emory University in Atlanta, Georgia, studied at the London School of Economics and Political Science, and earned her J.D. degree from Northwestern University Pritzker School of Law in Chicago, Illinois.
Louis K. Sohn is an Executive Vice President and has held that position since February 2021. From April 2019 to January 2021, he was our Managing Director, Acquisitions & Corporate Finance. From December 2018 to April 2019, Mr. Sohn was the Managing Director, Acquisitions & Corporate Finance of EA-1. Mr. Sohn joined GCC in 2006 as Vice President - Acquisitions and became Senior Vice President - Acquisitions in January 2012 and Director - Acquisitions in December 2014 until he resigned from GCC in December 2018 in connection with EA-1’s self-administration transaction. Mr. Sohn oversees our property acquisitions in the Western United States. He is responsible for our corporate finance functions, including the development and maintenance of our strategic business plan, in collaboration with the executive leadership team. Prior to joining GCC, Mr. Sohn was an Associate Director with Holliday Fenoglio Fowler where he was instrumental in launching the firm’s note sale advisory business. Prior to Holliday Fenoglio Fowler, Mr. Sohn was an Associate with Secured Capital Corp. in Los Angeles. Mr. Sohn began his real estate career as an Analyst with Column Financial, a securitized lender, in 1997. Mr. Sohn earned his B.S. in Economics from the Wharton School of the University of Pennsylvania.
Scott A. Tausk is an Executive Vice President overseeing asset management and has held that position since February 2021. From April 2019 to January 2021, he was our Managing Director, Asset Management. From December 2018 to April 2019, Mr. Tausk was the Managing Director, Asset Management of EA-1. Mr. Tausk joined GCC in 2013 as Managing Director - Asset Management until he resigned from GCC in December 2018 in connection with EA-1’s self-administration transaction. Mr. Tausk has over 22 years of asset management experience, including 13 years as Managing Director of Asset and Portfolio Management for Transwestern Investment Company, where he led the execution of active business plans, including property repositioning, leasing, and operating efficiency across a 15 million square foot portfolio. In addition to asset management experience, Mr. Tausk has experience with real estate development, construction management, and third-party property management. Mr. Tausk earned a B.S. in Civil Engineering from Purdue University and an MBA from the University of Chicago’s Booth School of Business. Mr. Tausk is a registered Professional Engineer (inactive) and a licensed Real Estate Managing Broker (active) in the state of Illinois.
Bryan K. Yamasawa is our Chief Accounting Officer and has served in that capacity since August 2019. Mr. Yamasawa served as Chief Accounting Officer of GCC from April 2015 to December 2018. In December 2018, he became a direct employee of the Company. Mr. Yamasawa is also the Chief Accounting Officer of Griffin Capital Real Estate Company, LLC (“GRECO”) and has served in that capacity since December 2018. Mr. Yamasawa has nearly 30 years of experience related to domestic/international accounting and financial reporting, real estate investment trust tax matters, cash management, SOX compliance and assisting with acquisitions/ dispositions, debt financing and other capital market transactions. From January 2014 to April 2015, Mr. Yamasawa served as Senior Vice President - Finance at Turner Impact Capital, LLC, a real estate private equity company. From September 2006 to August 2013, Mr. Yamasawa served as Vice President of Accounting and Finance at Alexandria Real Estate Equities, Inc., a publicly listed commercial real estate investment company. From December 2002 to September 2006, Mr. Yamasawa served as Senior Manager - Financial Reporting at Westfield America, Inc., a retail shopping center real estate investment trust subsidiary of a previously Australian publicly listed company. Mr. Yamasawa began his career in the Audit and Advisory Business Services group of Ernst & Young, LLP, where he spent over nine years providing services to public and private clients. Mr. Yamasawa graduated from California State University, Los Angeles, with a Bachelor of Business Administration and is a Certified Public Accountant in the State of California.
Julie A. Treinen is our Managing Director, Asset Management and has held that position since April 2019. From November 2013 to April 2019, she was our Vice President - Asset Management. Ms. Treinen was the Vice President - Asset Management of EA-1 from its formation until April 2019. Ms. Treinen joined GCC in September 2004 until she resigned from GCC in December 2018 in connection with EA-1’s self-administration transaction. Before joining GCC, Ms. Treinen was a Vice President at Cornerstone Real Estate Advisers, Inc., a Hartford-based, SEC-registered real estate investment and advisory firm with $4.6 billion of assets under management. During her five years at Cornerstone, Ms. Treinen managed the acquisition diligence of approximately 1.2 million square feet of existing assets totaling $238 million, the development of five apartment joint venture projects totaling $152 million, and the disposition of five properties totaling $125 million. Ms. Treinen was also the senior asset manager for a $400 million portfolio of office, industrial and apartment investments. Prior to joining Cornerstone, from 1996 to 1999, Ms. Treinen was Director, Field Production at Northwestern Mutual Life in Newport Beach where she initiated, negotiated, and closed three development projects totaling over $100 million and three mortgage originations totaling over $100 million, and acquired four existing assets totaling over $50 million. Prior to joining Northwestern, from 1989 to 1996, Ms. Treinen was a Vice President at Prudential Realty Group in Los Angeles. Over the course of her seven-year tenure at Prudential, Ms. Treinen originated over $235 million in new commercial mortgage loans, structured and negotiated problem loan workouts, note sale and foreclosures totaling over $140 million and managed a portfolio of office, industrial and apartment investments totaling approximately $500 million. Prior to the real estate industry, Ms. Treinen spent several years in finance and as a certified public accountant. Ms. Treinen holds an M.B.A. degree from the University of California at Berkeley, and a B.A. degree in Economics from the University of California at Los Angeles.
Travis W. Bushman is our Managing Director, Asset Management and has held that position since January 2020. From December 2018 to January 2020, he was our Senior Vice President, Asset Management. Mr. Bushman held that same position at GCC from January 2015 to December 2018. He was also the Vice President, Asset Management of GCC from October 2008 until December 2014. From August 2004 to September 2008, Mr. Bushman served as Vice President and Associate-Acquisitions for Argus Realty Investors, a real estate investment management company specializing in tenant-in-common investments, private exchange programs and real estate funds. During his four years at Argus, Mr. Bushman was involved in the acquisition and due diligence of over $800 million of commercial real estate transactions throughout the United States. Prior to Argus, Mr. Bushman was the Senior Information Manager for CB Richard Ellis in Orange County, California from December 1999 to July 2004. Mr. Bushman earned his B.A. in Economics from the University of Southern California.
Mark Chrisman is our Managing Director, Asset Management and has held that position since January 2020. From December 2018 to January 2020, he was our Senior Vice President, Asset Management. Mr. Chrisman held that same position at GCC from July 2017 to December 2018. During Mr. Chrisman’s more than 23-year career in commercial real estate, he has been integrally involved in many aspects of the industry, including asset management, acquisitions and dispositions, fund and portfolio management, and technology development. From October 2008 to June 2017, Mr. Chrisman was founder and CEO of MWC Partners and Real Integrated Technology, LLC. The firms combined to provide executive-level commercial real estate consulting, as well as created several commercial real estate focused technology products and services. Prior to forming MWCP and RIT, Mr. Chrisman was the Executive Vice President with Grubb & Ellis Realty Advisors, the investment management arm of Grubb & Ellis Company, from January 2006 to January 2008. He was involved in fundraising and tasked with the establishment and execution of the opportunistic investment strategy in office and industrial assets, asset management of acquired assets, and day-to-day responsibility for the operation of Grubb & Ellis Realty Advisors. Prior to joining Grubb, Mr. Chrisman was with Trizec Properties, Inc., at the time the second largest publicly-traded U.S. office REIT, from August 1997 to December 2005. At Trizec, Mr. Chrisman finished as Vice President of Capital Transactions responsible for the identification and acquisition of new office properties and operating companies, as well as the disposition of existing portfolio properties within several primary and secondary markets. Mr. Chrisman was instrumental in developing and executing the strategic repositioning of the company’s portfolio from 2002 to 2004. Prior to joining Trizec, Mr. Chrisman was with retail REIT General Growth Properties, and an asset manager for private retail developer Equity Properties and Development, L.P., a member of the Mortgage Bankers Association, Real Estate Investment Advisory Counsel, Urban Land Institute, CoreNet and a current board member of Real Integrated Technology, LLC, Mr. Chrisman earned his B.A. in Finance and Real Estate from The Ohio State University and received his M.B.A. from the University of Chicago, Booth School of Business.
David J. Congdon is our Managing Director, Corporate Strategy and has held that position since June 2019. During Mr. Congdon’s more than 30-year career in real estate investment, he has led teams and operating partners, raised and deployed capital, and managed portfolios and assets on behalf of institutional and high net worth investors. Prior to joining the Company, Mr. Congdon worked at Hines Interests Limited Partnership, where he served as Senior Managing Director and Fund Manager - Investment Management from January 2004 to January 2018, and as Senior Investment Officer and Vice President from May 1998 to December 2003. As Hines’ Senior Managing Director and Fund Manager - Investment Management, Mr. Congdon was responsible for the creation and management of Hines’ U.S. Office Value Added Funds, three discretionary investment vehicles with over $1.2 billion of equity seeking to acquire office buildings with value added opportunities. He was also instrumental in developing and executing the investment strategy on behalf of a single institutional investor which led to the commitment of over $2.0 billion of equity in the acquisition and development of core and value-added investments between May 1998 and December 2001. Prior to joining Hines, Mr. Congdon worked at the Lend Lease Real Estate Investments (the Yarmouth Group), where he served as Executive Vice President - Capital Transactions and Dispositions Group Head from June 1993 to April 1998, and as Vice President - Office Asset Management from August 1989 to May 1993. Prior to the Yarmouth Group, Mr. Congdon was an Associate - Real Estate Investment Banking Group with First Boston Corporation from

August 1987 to July 1989. Mr. Congdon began his real estate investment career as an Assistant Treasurer - Real Estate Finance and Institutional Banking Divisions with the Chase Manhattan Bank, in August 1982. Mr. Congdon earned his B.A. in Economics from Trinity College and received his M.B.A. from the Wharton School of the University of Pennsylvania.
Craig J. Phillips is our Managing Director, Industrial Properties and has held that position since September 2019. Prior to joining the Company, from July 2015 to November 2018, Mr. Phillips served as Vice President, Acquisitions at ML Realty Partners, LLC, where he sourced and identified new industrial acquisitions, redevelopments, and land for new speculative development throughout core Chicago, Illinois industrial real estate submarkets. Prior to joining ML, Mr. Phillips worked at HSA Commercial Real Estate, where he served as Executive Vice President, Development from February 2008 to June 2015. Over the course of his eight-year tenure at HSA, Mr. Phillips led, evolved, managed, and executed national industrial development strategies through new speculative, build-to-suit, redevelopment, and infill projects. Prior to HSA, Mr. Phillips was a Partner and Regional Vice President with Seefried Industrial Properties from 2003 to 2007, and President, Development with MTI Construction Services, LLC from 1993 to 2003. Prior to 1993, Mr. Phillips worked in Project Development with DJ Velo & Company and served as Development Project Manager with Katell Properties. An active member of the Society of Industrial and Office Realtors, the National Association for Industrial and Office Parks, the Association of Industrial Real Estate Brokers, and the Green Building Council - Chicago, Illinois Chapter, Mr. Phillips earned his B.S. in Industrial Engineering from Northwestern University and received his M.B.A. - Real Estate & Finance from the University of California at Los Angeles, Anderson School of Management. Mr. Phillips is a licensed Illinois Real Estate Managing Broker and a Leadership in Energy and Environmental Design Accredited Professional.

STOCK OWNERSHIP
Beneficial Ownership of the Company’s Stock
The following table sets forth, as of March 31, 2021, the amount of our common stock beneficially owned by: (1) any person who is known by us to be the beneficial owner of more than 5% of the outstanding shares of our common stock; (2) each of our directors; (3) each of our Named Executive Officers; and (4) all of our current directors and executive officers as a group. The percentage of beneficial ownership is calculated based on 323,881,192 shares of common stock outstanding as of March 31, 2021.
Common Stock Beneficially Owned(2)
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
Kevin A. Shields, Chairman of the Board of Directors and Executive Chairman	297 Class T(3)	*
	297 Class S(3)	*
	302 Class D(3)	*
	302,607 Class I(3)	*
	307,431 Class A(3)	*
Michael J. Escalante, Chief Executive Officer and President	363,761 Class E(4)	*
Javier F. Bitar, Chief Financial Officer and Treasurer	64,207 Class E(5)	*
Howard S. Hirsch, Chief Legal Officer and Secretary (through January 29, 2021)	101,002 Class E(6)	*
Louis K. Sohn, Executive Vice President	38,672 Class E(7)	*
Scott Tausk, Executive Vice President	33,225 Class E(8)	*
Samuel Tang, independent director	23,218 Class E	*
J. Grayson Sanders, independent director	23,218 Class E	*
Kathleen S. Briscoe, independent director	23,218 Class E	*
Gregory M. Cazel, independent director	32,973 Class E	*
Ranjit M. Kripalani, independent director	24,086 Class E	*
Richard H. Dozer, independent director	18,327 Class E	*
P. Anthony Nissley, independent director	22,028 Class E	*
James F. Risoleo, independent director	17,495 Class E	*
All directors and executive officers as a group (21 persons)	1,424,915	*
*	Represents less than 1% of our outstanding common stock as of March 31, 2021.
(1)	The address of each beneficial owner listed is 1520 E. Grand Avenue, El Segundo, California 90245.
(2)
Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities and shares issuable pursuant to options, warrants and similar rights held by the respective person or group that may be exercised within 60 days following March 31, 2021. Except as otherwise indicated by footnote, and subject to community property laws where applicable, the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Consists of shares owned by Griffin Capital Vertical Partners, L.P., which is indirectly owned by Mr. Shields.
(4)
Includes 174,027 time-based Restricted Stock Units (“RSUs”) that vested on December 31, 2020 (after withholding of shares to satisfy tax withholding obligations). The shares of Class E common stock underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Escalante’s termination of employment.

(5)
Includes 24,861 time-based RSUs that vested on December 31, 2020 (after withholding of shares to satisfy tax withholding obligations). The shares of Class E common stock underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Bitar’s termination of employment.

(6)
Includes 16,160 time-based RSUs that vested on December 31, 2020 (after withholding of shares to satisfy tax withholding obligations). The shares of Class E common stock underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery upon Mr. Hirsch’s termination of employment.

(7)
Includes 12,430 time-based RSUs that vested on December 31, 2020 (after withholding of shares to satisfy tax withholding obligations). The shares of Class E common stock underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Sohn’s termination of employment.

(8)
Includes 12,524 time-based RSUs that vested on December 31, 2020 (after withholding of shares to satisfy tax withholding obligations). The shares of Class E common stock underlying the RSUs were not delivered upon vesting, but instead were deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Tausk’s termination of employment.

PROPOSAL 2 - RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of our Board of Directors has appointed Ernst & Young to be our independent registered public accounting firm for the year ending December 31, 2021. A representative of Ernst & Young is expected to be present at the annual meeting and will have an opportunity to make a statement if he or she so desires. The representative also will be available to respond to appropriate questions from stockholders.
Although stockholder approval is not required, our Board of Directors is submitting the Audit Committee’s appointment of our independent registered public accounting firm for ratification by the stockholders at the annual meeting in order to ascertain the view of the stockholders regarding such appointment. The Audit Committee reserves the right, however, to select a new auditor at any time in the future in its discretion if it deems such decision to be in the best interests of the Company and its stockholders. Any such decision would be disclosed to the stockholders in accordance with applicable securities laws.
During the year ended December 31, 2020, Ernst & Young served as our independent auditor and provided certain tax and other services. Ernst & Young has served as our independent auditor since our formation.
Recommendation
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2021.
Vote Required
The ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the year ending December 31, 2021 requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal. In the event that this matter is not ratified by our stockholders, the Audit Committee will reconsider whether or not to retain our independent registered public accounting firm at its next scheduled meeting.
Pre-Approval Policies
The Audit Committee Charter imposes a duty on the Audit Committee to pre-approve all auditing services performed for the Company by our independent auditor, as well as all permitted non-audit services (including the fees and terms thereof) in order to ensure that the provision of such services does not impair the auditor’s independence. In determining whether or not to pre-approve services, the Audit Committee considers whether the service is permissible under applicable SEC rules. The Audit Committee may, in its discretion, delegate one or more of its members the authority to pre-approve any services to be performed by our independent auditors, provided such pre-approval is presented to the full Audit Committee at its next scheduled meeting.
All services rendered by Ernst & Young in the year ended December 31, 2020 were pre-approved in accordance with the policies set forth above.
Fees Paid to Principal Auditor
The Audit Committee reviewed the audit and non-audit services performed by Ernst & Young, as well as the fees charged by Ernst & Young for such services. In its review of the non-audit service fees, the Audit Committee considered whether the provision of such services is compatible with maintaining the independence of Ernst & Young. The aggregate fees billed to us for professional accounting services provided by Ernst & Young, including the audits of our annual financial statements, for the years ended December 31, 2020 and 2019, respectively, are set forth in the table below.
	2020	2019
Audit Fees	$802,705	$805,750
Audit-Related Fees	108,500	42,320
Tax Fees	766,675	320,279
All Other Fees	1,930	—
Total	$1,679,810	$1,168,349

For purposes of the preceding table, the professional fees are classified as follows:
•
Audit Fees - These are fees for professional services performed for the audit of our annual financial statements and the required review of our quarterly financial statements and other procedures performed by the independent auditors to be able to form an opinion on our consolidated financial statements. These fees also cover services that are normally provided by independent auditors in connection with statutory and regulatory filings or engagements, and services that generally only an independent auditor reasonably can provide, such as services associated with filing registration statements, periodic reports and other filings with the SEC.

•
Audit-Related Fees - These are fees for assurance and related services that traditionally are performed by an independent auditor, such as due diligence related to acquisitions and dispositions, audits related to acquisitions, attestation services that are not required by statute or regulation, internal control reviews and consultation concerning financial accounting and reporting standards.

•
Tax Fees - These are fees for all professional services performed by professional staff in our independent auditor’s tax division, except those services related to the audit of our financial statements. These include fees for tax compliance, tax planning and tax advice, including federal, state and local tax matters. Such services may also include assistance with tax audits and appeals before the IRS and similar state and local agencies, as well as federal, state and local tax matters related to due diligence.

•	All Other Fees - These are fees for other permissible services that do not meet one of the above-described categories, including assistance with internal audit plans and risk assessments.

AUDIT COMMITTEE REPORT
Pursuant to the Audit Committee Charter adopted by the Board of Directors of the Company, the Audit Committee’s primary function is to assist the Board of Directors in fulfilling its oversight responsibilities by overseeing the independent auditors, the audit and financial reporting process and the system of internal control over financial reporting that management has established and by reviewing the financial information to be provided to the Company’s stockholders and others. During the year ended December 31, 2020, the Audit Committee was composed of three independent directors and met 5 times. Management of the Company has the primary responsibility for the financial statements and the reporting process, including the system of internal control over financial reporting. Membership on the Audit Committee does not call for the professional training and technical skills generally associated with career professionals in the field of accounting and auditing. In addition, the independent auditors devote more time and have access to more information than does the Audit Committee. Accordingly, the Audit Committee’s role does not provide any special assurances with regard to the financial statements of the Company, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.
In this context, in fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements for the year ended December 31, 2020 in the Company’s Annual Report on Form 10-K with management, including a discussion of the quality and acceptability of the financial reporting and controls of the Company, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.
The Audit Committee discussed with the Company’s independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgment as to the quality and acceptability of the financial statements and such other matters as are required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also received the written disclosures and the letter from the Company’s independent auditor required by applicable requirements of the PCAOB regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor’s independence. In addition, the Audit Committee considered the compatibility of non-audit services provided by the independent auditors with the auditors’ independence.
The Audit Committee discussed with the independent auditors the overall scope and plans for their audit. The Audit Committee meets periodically with the independent auditors, with and without management present, to discuss the results of their examinations and the overall quality of the financial reporting of the Company.
In reliance on these reviews and discussions, the Audit Committee recommended to our Board of Directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year-ended December 31, 2020 for filing with the SEC. Our Board of Directors subsequently accepted the Audit Committee’s recommendation and approved the Annual Report on Form 10-K for the year-ended December 31, 2020 for filing with the SEC.
Samuel Tang (Chairperson)
Ranjit M. Kripalani
J. Grayson Sanders
The preceding Audit Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL 3 - ADVISORY (NON-BINDING) VOTE ON THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY ON PAY” VOTE)
General Information
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Section 14A of the Exchange Act enable our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation paid to our Named Executive Officers (“NEOs”) as disclosed in this proxy statement in accordance with the SEC’s rules.
Say on Pay Vote Mechanics
We are asking our stockholders to provide advisory (non-binding) approval of the compensation paid to our NEOs, as described in the “Compensation Discussion and Analysis” section and the compensation tables and narrative disclosures of this proxy statement (beginning on page 27).
This advisory (non-binding) vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and our compensation philosophy, policies and practices, as described in this proxy statement.
Say on Pay Voting Results in 2020
The Compensation Committee values the feedback of our stockholders and plans to take into account the outcome of say on pay votes when considering future executive compensation arrangements and potential changes to our executive compensation program. At our 2020 annual meeting, approximately 87% of the votes cast approved our executive compensation program. Consistent with the recommendation of our Board and the vote of the stockholders at the 2020 annual meeting, the Board has determined to include an advisory stockholder vote on named executive officer compensation in our proxy materials every year. This policy will remain in effect until the next required advisory (non-binding) vote on the frequency of say on pay votes at the 2026 annual meeting.
Highlights of our Executive Compensation Program
We believe that our executive compensation program:
•	Aligns executive compensation to business objectives and overall Company performance;
•	Attracts, retains, and motivates highly-qualified executives;
•	Balances the focus on short- vs. longer-term performance objectives through an appropriate mix of short-term cash incentive awards and equity incentive awards that vest over a number of years; and
•
Has features designed to further align executive compensation with stockholder interests and mitigate risks, including: (i) no minimum guaranteed base salary increases and (ii) no significant perquisites.

Board of Directors Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE SAY ON PAY PROPOSAL, AS STATED BY THE FOLLOWING RESOLUTION:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Named Executive Officers, as disclosed in the Company’s Proxy Statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table, and the other related tables and disclosures.”
The say on pay vote is advisory, and therefore not binding on the Company, our Board of Directors or our Compensation Committee. Our Board of Directors and the Compensation Committee value the opinions of our stockholders and will take into account the outcome of this vote in considering future compensation arrangements.
Vote Required
Approval of this proposal requires the affirmative vote of a majority of the votes cast on such proposal, if a quorum is present. Abstentions and broker non-votes will have no impact on the vote on this proposal.

COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis outlines the principles underlying our executive compensation policies and decisions as it relates to the Company’s NEOs. The Company’s NEOs for 2020 were:
•	Michael J. Escalante—Chief Executive Officer and President;
•	Javier F. Bitar—Chief Financial Officer and Treasurer;
•	Howard S. Hirsch—Chief Legal Officer and Secretary (through January 29, 2021);
•	Louis K. Sohn—Executive Vice President; and
•	Scott A. Tausk—Executive Vice President.
2020 Performance Highlights
Set forth below are the Company’s performance highlights for 2020:
•	Revenue totaled approximately $397.5 million for the year December 31, 2020;
•	Net (loss) attributable to common stockholders was $(0.06) per basic and diluted share for the year ended December 31, 2020;
•	AFFO was $0.64 per share for the year ended December 31, 2020;
•	Enterprise value was $4.5 billion as of December 31, 2020;
•	The Company’s portfolio continued to be well-leased and occupied, despite the impact of COVID-19, with 957,606 square feet of leases executed in 2020;
•	The Company made numerous improvements to its balance sheet, improving its liquidity in spite of the pandemic;
•
The COVID-19 pandemic required immediate action across the Company and its portfolio, and the Company’s management responded with a broad, robust and thoughtful series of actions, including seamlessly transitioning to a remote working environment, regularly updating stockholders on the Company’s activities during the pandemic, avoiding layoff of employees, and preparing a COVID action plan to establish building protocols, proactively reaching out to tenants and making financial assessments regarding the ability of tenants to pay rent;

•	The Company’s rent collections exceeded 99.9% during each month of 2020;
•	The Company successfully entered into a merger agreement in October 2020 pursuant to which it agreed to acquire CCIT II, which closing ultimately occurred in March 2021; and
•
In connection with the CCIT II Merger, the Company entered into an amendment to its existing credit agreement to add a new $400 million term loan, the proceeds of which were used to repay outstanding CCIT II debt at the CCIT II Merger closing.

See Appendix A hereto for our definition of AFFO and a reconciliation of this non-GAAP financial measure.
Compensation Objectives and Philosophy
Our Compensation Committee believes that the Company’s compensation program for executive officers should:
•	Attract, retain and motivate highly-skilled executives;
•	Encourage management to balance short-term goals against longer-term objectives without incentivizing excessive risk-taking;
•	Achieve an appropriate balance between risk and reward that does not incentivize excessive risk-taking;
•	Align the interests of management and stockholders through the use of equity-based compensation; and

•	Our Compensation Committee applied this philosophy in establishing each of the elements of executive compensation for the fiscal year ended December 31, 2020.
Our Compensation Committee believes that our executive compensation program achieves these objectives demonstrated by the following:
•
Our Compensation Committee determines compensation arrangements for our executives based on market data, current compensation trends and internal equity considerations, in consultation with our independent compensation consultant, as discussed in under the heading “Peer Group” and “Elements of Compensation”.

•	We reward management using a balanced approach that incorporates cash incentives subject to an assessment of the Company’s financial and operating results.
•	Approximately one-half of our executives’ compensation is paid in the form of equity with long-term vesting to promote retention and alignment with stockholders.
Our Compensation and Governance Practices & Policies
We believe the following practices and policies promote sound compensation governance and are in the best interests of our stockholders and executives:
What We Do		What We Do Not Do
✓	Compensation Committee comprised solely of independent directors	X	No significant perquisites
✓	Independent compensation consultant	X	No guarantees for salary increases

✓	Significant portion of total compensation in the form of equity awards with long-term vesting	X	No tax gross-ups to our NEOs
Determining Compensation for Named Executive Officers
Role of the Compensation Committee
Our Compensation Committee is comprised entirely of independent directors and operates under a written charter. They are responsible for determining compensation for all of the Company’s NEOs including evaluating compensation policies, approving target and actual compensation for executives and administering our equity incentive programs.
Role of Management
Our Chief Executive Officer plays an important role in setting compensation for our other executive officers by assisting our Compensation Committee in evaluating individual goals and objectives and developing compensation recommendations for NEOs other than himself. Final decisions on the design of the compensation program, including total compensation, are ultimately made by our Compensation Committee.
Role of Compensation Consultant
Our Compensation Committee is authorized to retain the services of a compensation consultant to be used to assist in the review and establishment of our compensation programs and related policies. In 2020, our Compensation Committee retained FPL Associates L.P. (“FPL”) as its independent compensation consultant to advise our Compensation Committee on executive officer and director compensation. Other than advising our Compensation Committee, FPL did not provide any services to the Company in 2020. The Compensation Committee has determined that FPL is independent and there was no conflict of interest between the Company and FPL during 2020.

Peer Group
As part of its engagement, FPL provided our Compensation Committee with comparative market data on the overall compensation program for our executive officers based on an analysis of peer companies. In developing the Company’s peer group, our Compensation Committee took into consideration REITs with the following characteristics:
•	Invest in office and/or industrial properties;
•	Invest in triple-net lease properties;
•	Companies that we directly compete with for talent and opportunities; and
•	Companies approximately no less than 0.5x and no more than 2.0x the size of the Company in terms of total capitalization.
The table set forth below identifies the companies in the peer group used for 2020, which our Compensation Committee considered as part of its analysis in setting compensation for our executive officers:
2020 Executive Compensation Peer Group
Brandywine Realty Trust	Hudson Pacific Properties, Inc.*	Spirit Realty Capital, Inc.
Columbia Property Trust, Inc.	JBG SMITH Properties	STAG Industrial, Inc.
Cousins Properties Incorporated	Kilroy Realty Corporation*	STORE Capital Corporation
Douglas Emmett, Inc.*	Lexington Realty Trust	Terreno Realty Corporation*
First Industrial Realty Trust, Inc.	PS Business Parks, Inc.*
Highwoods Properties, Inc.	Rexford Industrial Realty, Inc.*
*	Represents a California peer comparison
For 2020, FPL reviewed and recommended changes to the Company’s peer group for purposes of evaluating our compensation decisions for our executive officers and non-employee directors. FPL recommended changes in the peer companies from the peer group used in 2019 based on a review of the selection criteria list above relative to the Company.
Changes were made to the peer group for 2020 to remove certain companies who the Company does not directly compete with for talent or opportunities and add new peers that are more direct competitors: exclusion of Corporate Office Properties Trust, Piedmont Office Realty Trust, Inc. and Mack-Cali Realty Corporation and the inclusion of Douglas Emmett, Inc., JBG SMITH Properties, Kilroy Realty Corporation and STORE Capital Corporation.
In reviewing the market, our Compensation Committee does not target any particular peer group percentile for any compensation element but is sensitive to both the pay ranking for each NEO as compared to both (i) the overall peer group and (ii) a subset of California peers who we most directly compete for talent.
Elements of Compensation
Our executive compensation program for the NEOs consists of base salary, an annual incentive cash bonus and long-term equity incentive awards.
Base Salary
Base salary is intended to attract and retain executive officers and is generally based on the scope and complexity of the role and responsibilities, and individual performance. Our Compensation Committee seeks to target our NEOs’ base salaries at competitive levels to recognize professional growth, success and/or increased responsibilities within the Company. Base salaries are reviewed annually to assess if adjustments are necessary.

The current base salaries for our NEOs were established at the time of the internalization of EA-1 in December 2018 prior to its merger with the Company. Our Compensation Committee maintained those base salaries for our NEOs in 2020.
Named Executive Officer	2020 Salary	2019 Salary	% Change
Michael J. Escalante	$800,000	$800,000	—
Javier F. Bitar	$450,000	$450,000	—
Howard S. Hirsch	$400,000	$400,000	—
Louis K. Sohn	$300,000	$300,000	—
Scott A. Tausk	$300,000	$300,000	—
Annual Incentive Program (Cash Bonuses)
Under the terms of their respective employment agreements, our NEOs are entitled to receive an annual cash bonus within a specified range based on a percentage of their base salary as follows:
Named Executive Officer	Threshold	Target	Maximum
Michael J. Escalante	175%	250%	325%
Javier F. Bitar	100%	150%	200%
Howard S. Hirsch	75%	100%	150%
Louis K. Sohn	75%	125%	175%
Scott A. Tausk	75%	125%	175%
Our annual incentive program provides variable incentive compensation, payable in cash, designed to reward our NEOs for the achievement of annual operational and financial goals, as well as individual performance and significant non-financial achievements. In determining the size of cash bonus awards, our Compensation Committee thoroughly reviews the Company’s performance and individual performance of the NEOs. For the NEOs’ 2020 incentive cash bonuses, our Compensation Committee took into consideration the following key accomplishments:
2020 CASH BONUS CRITERIA
Company Goals	Weighting	Assessment Criteria*
Portfolio Operations (Financial/Operational Performance)	30%	- AFFO was approximately $0.50 per share through September 30, 2020, and was $0.64 per share for the year ended December 31, 2020
		- Cash NOI totaled approximately $213 million as of September 30, 2020, or $284 million annualized
		- Net Debt plus Preferred/Adjusted EBITDA was 8.5x for the three months ended September 30, 2020 annualized (and was 8.8x for the three months ended December 31, 2020 annualized)

- Portfolio continued to be well-leased and occupied, despite the impact of COVID-19, with 957,606 square feet of leases executed through September 30, 2020, which remained constant through December 31, 2020

- Numerous cost control and efficiency initiatives were implemented across the Company in 2020, including streamlining and accelerating the Company’s financial close process, transitioned numerous accounts and systems away from GCC

2020 CASH BONUS CRITERIA
Company Goals	Weighting	Assessment Criteria*
Execution of 2020 Strategic Goals	20%	- Successfully entered into a merger agreement in October 2020 pursuant to which it agreed to acquire CCIT II, which closing ultimately occurred in March 2021

- In connection with the CCIT II Merger, the Company entered into an amendment to its existing credit agreement to add a new $400 million term loan, the proceeds of which were used to repay outstanding CCIT II debt at the CCIT II Merger closing

		- Numerous improvements to the Company’s balance sheet, including improving liquidity in spite of the pandemic
Effective Management through COVID-19 pandemic	50%	Management responded to the COVID-19 pandemic with a broad, robust and thoughtful series of actions, including:
		- Seamlessly transitioning to a remote working environment
		- Regularly updating stockholders on the Company’s activities during the pandemic
		- Avoiding layoff of employees
		- Preparing a COVID action plan to establish building protocols, proactively reach out to tenants and make financial assessments regarding the ability of tenants to pay rent
		- The Company’s rent collections exceeded 99.9% during each month of 2020
*
Our Compensation Committee made compensation determinations in December prior to the availability of full year 2020 performance information. Accordingly, the performance assessments above include the performance highlights considered by the Compensation Committee at that time, along with full year or year-end information, as applicable, in the parenthetical that follows each bullet.

See Appendix A hereto for our definitions of AFFO, Net Debt plus Preferred, Adjusted EBITDA and cash NOI.
Based on its assessment of Company performance as described above, our Compensation Committee approved bonuses at or below target, as follows:
	2020 Cash Bonus		2019 Cash Bonus
Named Executive Officer	Payout ($)	As a % of Target	Payout ($)	% Change
Michael J. Escalante	$2,000,000	100%	$2,200,000	(9.1%)
Javier F. Bitar	$675,000	100%	$742,500	(9.1%)
Howard S. Hirsch	$300,000	75%	$450,000	(33.3%)
Louis K. Sohn	$375,000	100%	$425,000	(11.8%)
Scott A. Tausk	$375,000	100%	$400,000	(6.3%)
Long-Term Incentive Program (Equity-Based Compensation)
The Compensation Committee set 2020 target equity award levels for each of our NEOs at year-end 2019. The actual amount awarded could vary upward or downward from the target value based on the Compensation Committee’s evaluation of 2020 performance. In determining the value of the 2020 awards, the Compensation Committee reviewed performance as outlined under “Annual Incentive Program (Cash Bonuses)” above. The Compensation Committee approved awards at the target value.

On January 22, 2021, we granted each of the NEOs the year-end 2020 annual equity award in the form of time-based RSUs, in the amounts below, each of which will vest in equal, one-third installments on each of December 31, 2021, 2022 and 2023, provided that the NEO remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the award agreement for the RSUs:
Named Executive Officer	Value of RSUs ($)(1)	No. of RSUs
Michael J. Escalante	$3,500,000	390,190
Javier F. Bitar	$1,000,000	111,483
Howard S. Hirsch	$650,000	72,464
Louis K. Sohn	$500,000	55,741
Scott A. Tausk	$500,000	55,741
(1)	Reflects the value of the RSUs based on the most recently published net asset value (“NAV”) as of the grant date.
Grants Issued in Fiscal 2020
Pursuant to the terms of the employment agreements, we granted equity awards in January 2020 to our NEOs other than Mr. Escalante, whose equity award granted in 2019 pursuant to the terms of his employment agreement was intended to cover two annual grant cycles, to encourage retention and alignment with the long-term growth and performance of the Company.
Pursuant to the terms of their respective employment agreements, the NEOs were entitled to annual equity awards in 2020 as follows:
Named Executive Officer	Value of RSUs ($)(1)	No. of RSUs
Michael J. Escalante	—(2)	—(2)
Javier F. Bitar	$1,000,000	106,952
Howard S. Hirsch	$650,000	69,519
Louis K. Sohn	$500,000	53,476
Scott A. Tausk	$500,000	53,476
(1)
Reflects the value of the NEOs’ respective initial equity award pursuant to the terms of their employment agreements. The values set forth in the Summary Compensation Table reflect the grant date fair value, and as a result of rounding, do not match these values to the exact dollar.

(2)	Mr. Escalante’s equity award granted in 2019 pursuant to the terms of his employment agreement was intended to cover two annual grant cycles.
The number of RSUs granted on January 15, 2020 was determined based on the values of the equity awards set forth in the NEOs’ respective employment agreements, divided by our NAV per share of our Class E common stock as of January 15, 2020 of $9.35. The RSUs will be settled in shares of our Class E common stock in accordance with the terms of the respective Restricted Stock Unit Award Agreements. Each RSU represents a contingent right to receive one share of our Class E common stock when settled in accordance with the terms of the respective Restricted Stock Unit Award Agreements and will vest in equal, 25% installments on each of December 31, 2020, 2021, 2022 and 2023, provided that such NEO remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements. See “Potential Payments Upon Termination or Change in Control—Employment Agreement with Our Chief Executive Officer” and “Potential Payments Upon Termination or Change in Control—Employment Agreements with Our Other Named Executive Officers” below for additional information regarding the employment agreements with our NEOs.
Risk Mitigation
Our executive compensation program is designed to achieve an appropriate balance between risk and reward that does not incentivize excessive risk-taking. We believe that our annual cash bonus program and equity compensation program contain appropriate risk mitigation factors, as summarized below:
•	Cap on awards;

•	Balance of short-term and long-term incentives through annual cash bonuses and long-term equity compensation;
•	Substantial portion of total compensation is in the form of long-term equity awards;
•	Vesting periods of either three or four years based on continued service as of the vesting date; and
•	Pre-clearance requirement for any hedging or pledging transactions.
Other Plans, Perquisites and Personal Benefits
Each of our NEOs is eligible to participate in all of our compensatory and benefit plans on the same basis as our other employees.
Employment and Severance Arrangements
We have entered into employment agreements with our NEOs that provide for various severance and change in control benefits and other terms and conditions of employment, described in further detail in “Potential Payments Upon Termination or Change in Control” below.
401(k) Profit Sharing Plan
Our NEOs participate in a combined 401(k) profit sharing plan. The plan provides for a safe harbor employer contribution whereby the Company contributes to the plan on behalf of the NEOs in an amount equal to 3% of the NEO’s taxable compensation each pay period. The Company then elects to make additional annual discretionary employer contributions above the safe harbor employer contributions up to the IRS maximum allowable defined contribution retirement plan limit, which was set at $57,000 for 2020.
Executive Deferred Compensation Plan
We also maintain an Executive Deferred Compensation Plan, which enables our NEOs to defer the income taxation of salary and bonus amounts elected to be deferred in accordance with the terms of the plan. See “Nonqualified Deferred Compensation” below for additional information about our Executive Deferred Compensation Plan.
Amended and Restated Employee and Director Long-Term Incentive Plan
The equity awards granted to our NEOs during 2020 were granted pursuant to our Employee and Director Long-Term Incentive Plan (the “Plan”). The Plan provides for the grant of awards to the Company’s directors, full-time employees and certain consultants that provide services to the Company or affiliated entities. Awards granted under the Plan may consist of stock options, restricted stock, stock appreciation rights, distribution equivalent rights and other equity-based awards. The stock-based payment will be measured at fair value and recognized as compensation expense over the vesting period. At the 2020 annual meeting of stockholders, stockholders approved an amended and restated Plan (the “Amended and Restated Plan”) that reduced the maximum number of shares authorized under the Plan to 7,000,000 shares, among other changes. Awards that vest or are granted on or after March 30, 2020 (the effective date of the Amended and Restated Plan) are subject to the terms and provisions of the Amended and Restated Plan. As of December 31, 2020, approximately 6,496,309 shares were available for future issuance under the Amended and Restated Plan.
Tax Considerations
Section 162(m) of the Internal Revenue Code
Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the taxable year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated; in addition, the determination of the covered employees was generally expanded.

In approving the amount and form of compensation for our NEOs in the future, the Compensation Committee will consider all consequences of providing such compensation, including the potential impact to the Company of Section 162(m) of the Code. As a REIT, we generally are entitled to a deduction from our taxable income for dividends that we pay currently to our stockholders. To meet the REIT requirements and to eliminate our income tax liability at the REIT level, we generally distribute all, and sometimes, more than all of our taxable income. (If we distribute amounts to stockholders in excess of our tax earnings and profits, those excess amounts are a return of capital to our stockholders for tax purposes, rather than taxable dividends.) Thus, any non-deductibility of compensation paid by us is not expected to result in increased tax liability to the Company, but might require us to make increased distributions to stockholders or might result in a greater portion of our distributions being taxable to stockholders as dividends (rather than as a return of capital).
CEO Pay Ratio
In accordance with Item 402(u) of Regulation S-K, we determined the ratio of the annual total 2020 compensation of Mr. Escalante, our Chief Executive Officer, relative to the annual total 2020 compensation of our median employee.
For purposes of identifying the median-compensated employee, we examined our population of 42 full-time and part-time employees (excluding the Chief Executive Officer) as of December 31, 2020. We used a consistently applied compensation measure that included the sum of the following 2020 compensation elements: annualized base salary, actual bonus received, actual equity awards granted in 2020 and employer contributions to the 401(k) profit sharing plan. After the median employee was identified, we estimated the annual total compensation for that employee by applying the same rules as used for determining total compensation for the NEOs as reported in Summary Compensation Table.
Mr. Escalante’s annual total compensation for 2020 was $3,305,180 as reflected in the Summary Compensation Table on page 36. The 2020 annual total compensation for the median-compensated employee, calculated in the same manner, was estimated to be $203,160. Therefore, our Chief Executive Officer to median employee pay ratio is approximately 16.27:1.
Recent Developments
2021 One-Time Equity Awards
On March 25, 2021, the Compensation Committee approved grants of special one-time restricted stock unit awards (the “RSU One-Time Awards”) to the Company’s executive officers, including certain of the NEOs, and all other employees, to retain the award recipients and acknowledge extraordinary accomplishments with respect to various strategic transactions and COVID-19 pandemic response related activities during 2020. The values of the RSU One-Time Awards granted to the NEOs are as follows: (i) $1,575,000 for Mr. Escalante; (ii) $450,000 for Mr. Bitar; (iii) $225,000 for Mr. Sohn; and (iv) $225,000 for Mr. Tausk. Additionally, an RSU One-Time Award of $900,000 was granted to Mr. Shields. The number of RSUs granted to the NEOs was calculated based on the Company’s most recent published net asset value as of the grant date. The RSU One-Time Awards will be settled in shares of the Company’s Class E common stock in accordance with the terms of the respective RSU award agreements. Each RSU represents a contingent right to receive one share of the Company’s Class E common stock when settled in accordance with the terms of the respective RSU award agreements and will vest in equal, 25% installments on each of following four successive anniversaries of the grants, provided that such NEO remains continuously employed by the Company on each such date, subject to certain accelerated vesting provisions as provided in the RSU award agreements.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the information required by Item 402(b) of Regulation S-K and contained in the Compensation Discussion and Analysis section of this proxy statement and, based on such review and discussions, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2020.
Submitted by the Compensation Committee
of the Board of Directors:
Ranjit M. Kripalani (Chair)
Samuel Tang
J. Grayson Sanders
The preceding Compensation Committee Report to stockholders is not “soliciting material” and is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
Compensation Committee Interlocks and Insider Participation
The Compensation Committee is currently composed of the directors listed as signatories to the above Compensation Committee Report. During 2020:
•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	no member of the Compensation Committee was during the year or formerly an officer or employee of the Company or any of its subsidiaries;
•	no member of the Compensation Committee entered into any transaction with our Company in which the amount involved exceeded $120,000;
•	none of our executive officers served on the compensation committee of any entity where one of that entity’s executive officers served on our Compensation Committee; and
•	none of our executive officers served on the compensation committee of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

SUMMARY COMPENSATION TABLE
The following table sets forth a summary of all compensation earned, awarded or paid, as applicable, to our NEOs in the fiscal years ended December 31, 2020 and 2019, which is the first fiscal year in which our executive officers were paid directly by the Company following EA-1’s self-administration transaction.
Name and principal position	Year	Salary	Bonus(1)	Stock Awards(2)	All Other Compensation(3)	Total Compensation
Michael J. Escalante, President and Chief Executive Officer	2020	$800,000	$2,000,000	$—	$505,180	$3,305,180
	2019	$800,000	$2,200,000	$7,000,004	$477,868	$10,477,872
Javier F. Bitar, Chief Financial Officer and Treasurer	2020	$450,000	$675,000	$1,000,001	$202,702	$2,327,703
	2019	$450,000	$742,500	$1,000,005	$116,518	$2,309,023
Howard S. Hirsch, Chief Legal Officer and Secretary (through January 29, 2021)	2020	$400,000	$300,000	$650,003	$2,626,488	$3,976,491
	2019	$400,000	$450,000	$650,004	$82,716	$1,582,720
Louis K. Sohn, Executive Vice President	2020	$300,000	$375,000	$500,001	$135,475	$1,310,476
	2019	$300,000	$425,000	$499,998	$69,199	$1,294,197
Scott Tausk, Executive Vice President	2020	$300,000	$375,000	$500,001	$135,475	$1,310,476
	2019	$300,000	$400,000	$499,998	$69,791	$1,269,789
(1)	Reflects the cash bonus earned by our NEOs based on a qualitative review of individual performance by the Compensation Committee.
(2)
The values for stock in this column reflect the aggregate grant date fair value of restricted stock unit awards granted during the fiscal years ended December 31, 2019 and 2020, pursuant to our Employee and Director Long-Term Incentive Plan. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award based on the probable outcome of the award conditions. Additional information regarding these awards appears under the heading “Elements of Compensation—Long-Term Incentive Program (Equity-Based Compensation)” in the Compensation Discussion and Analysis.

(3)
Includes employer contributions to the Executive Deferred Compensation Plan of $140,000 for Mr. Escalante, $56,250 for Mr. Bitar, $35,000 for Mr. Hirsch, $33,750 for Mr. Sohn and $33,750 for Mr. Tausk; employer contributions to the 401(k) profit sharing plan of $57,000 for Mr. Escalante, $57,000 for Mr. Bitar, $57,000 for Mr. Hirsch, $57,000 for Mr. Sohn and $57,000 for Mr. Tausk; and the value of the cash and stock distributions issued to the Named Executive Officers in 2020 on the RSUs granted on May 1, 2019 and January 15, 2020, with amounts of $308,180 for Mr. Escalante, $89,452 for Mr. Bitar, $58,143 for Mr. Hirsch, $44,725 for Mr. Sohn and $44,725 for Mr. Tausk. In addition, for Mr. Hirsch, such amount includes $2,476,345 in accrued severance benefits in connection with Mr. Hirsch’s resignation on December 30, 2020.

GRANTS OF PLAN-BASED AWARDS
The following table summarizes all grants of plan-based awards made to our NEOs in 2020.
Name	Grant Date	All other stock awards: number of shares of stock or units(1) (#)	Grant date fair value of stock and option awards(2) ($)
Michael J. Escalante(3)	—	—	—

Javier F. Bitar	1/15/2020	106,952	1,000,001

Howard S. Hirsch	1/15/2020	69,519	650,003

Louis K. Sohn	1/15/2020	53,476	500,001

Scott A. Tausk	1/15/2020	53,476	500,001
(1)	Amount represents restricted stock unit awards that vest ratably over four years, beginning on the first anniversary of the grant date, based on continued service.
(2)	Amount represents the value of the RSUs based on the NAV per share on January 15, 2020 of $9.35.
(3)
Mr. Escalante’s equity award granted in 2019 pursuant to the terms of his employment agreement was intended to cover two annual grant cycles, while, pursuant to their employment agreements, the other NEOs were eligible to receive annual equity awards beginning in 2020.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END DECEMBER 31, 2020
The following table presents information about our NEOs’ outstanding equity awards as of December 31, 2020. The equity awards reported as Stock Awards consist of unvested time-based RSUs granted in 2019 and 2020.
	Stock Awards
Name	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested(1) ($)
Michael J. Escalante	366,109(2)	$3,283,998
Javier F. Bitar	132,515(3)	$1,188,660
Howard S. Hirsch	86,135(4)	$772,631
Louis K. Sohn	66,258(5)	$594,334
Scott Tausk	66,258(6)	$594,334
(1)	Market value is based on NAV per share on December 31, 2020 of $8.97.
(2)
Consists of 366,109 unvested RSUs granted on May 1, 2019, which vest in equal installments on each of December 31, 2021 and 2022, provided that Mr. Escalante remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs. The shares of Class E common stock underlying the RSUs will not be delivered upon vesting, but instead will be deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Escalante’s termination of employment, pursuant to a deferral made by Mr. Escalante.

(3)
Consists of (i) 52,301 unvested RSUs granted on May 1, 2019, which vest in equal installments on each of December 31, 2021 and 2022, and (ii) 80,214 unvested RSUs granted on January 15, 2020, which vest in equal installments on each of December 31, 2021, 2022 and 2023, in each case, provided that Mr. Bitar remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs. The shares of Class E common stock underlying the RSUs granted on May 1, 2019 will not be delivered upon vesting, but instead will be deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Bitar’s termination of employment, pursuant to a deferral made by Mr. Bitar.

(4)	Consists of 33,996 RSUs granted on May 1, 2019 and 52,139 RSUs granted on January 15, 2020, all of which vested in connection with Mr. Hirsch’s resignation effective January 29, 2021.
(5)
Consists of (i) 26,151 unvested RSUs granted on May 1, 2019, which vest in equal installments on each of December 31, 2021 and 2022, and (ii) 40,107 unvested RSUs granted on January 15, 2020, which vest in equal installments on each of December 31, 2021, 2022 and 2023, in each case, provided that Mr. Sohn remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs. The shares of Class E common stock underlying the RSUs granted on May 1, 2019 will not be delivered upon vesting, but instead will be deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Sohn’s termination of employment, pursuant to a deferral made by Mr. Sohn.

(6)
Consists of (i) 26,151 unvested RSUs granted on May 1, 2019, which vest in equal installments on each of December 31, 2021 and 2022, and (ii) 40,107 unvested RSUs granted on January 15, 2020, which vest in equal installments on each of December 31, 2021, 2022 and 2023, in each case, provided that Mr. Tausk remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs. The shares of Class E common stock underlying the RSUs granted on May 1, 2019 will not be delivered upon vesting, but instead will be deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Tausk’s termination of employment, pursuant to a deferral made by Mr. Tausk.

2020 OPTION EXERCISES AND STOCK VESTED
The following table sets forth, for each of our NEOs, the number of shares of our common stock subject to outstanding equity awards that vested in 2020 as well as the value of those shares upon vesting.
	Stock Awards
Name	Number of shares acquired on vesting(1) (#)	Value realized on vesting(1)(2) ($)
Michael J. Escalante	183,055	$1,632,846
Javier F. Bitar	52,889	$471,768
Howard S. Hirsch	34,378	$306,650
Louis K. Sohn	26,444	$235,883
Scott A. Tausk	26,444	$235,883
(1)
Each of the NEOs agreed to defer 100% of the shares of Class E common stock underlying the RSUs granted in 2019 that vested on December 31, 2020 (Mr. Escalante: 183,055 shares; Mr. Bitar: 26,151 shares; Mr. Hirsch: 16,998 shares; Mr. Sohn: 13,075 shares; and Mr. Tausk: 13,075 shares), which shares will be delivered on May 1, 2023, or, if sooner, upon the respective NEO’s termination of employment, pursuant to a deferral made by each of the NEOs. None of the NEOs elected to defer receipt of the shares of Class E common stock underlying the RSUs granted to them in 2020.

(2)	Market value is based on NAV per share on the date of vesting.
NONQUALIFIED DEFERRED COMPENSATION
The following table shows the individual contributions, the Company contributions, earnings and account balances for the NEOs in our Executive Deferred Compensation Plan. Participation in this plan is limited to a select group of management or highly compensated employees of the Company and who have had one year of service with the Company. We make an annual contribution equal to 5% of a participant’s total compensation if the participant defers at least 10% of his or her total compensation. The participants may select their investment funds in the plan in which their accounts are deemed to be invested.
Our Executive Deferred Compensation Plan permits participants to defer salary and/or cash bonus amounts up to a maximum of 50% of salary and 90% of bonus. Participants’ accounts increase or decrease based on the hypothetical investment of the account balances in one or more investment funds and are credited and debited in accordance with the actual financial performance of such funds. Participants elect the investment funds in which their accounts are hypothetically invested. Participants are entitled to receive distribution of their vested accounts generally upon a termination of employment (including by reason of disability or death). However, participants may elect to receive all or a portion of their own deferrals and earnings on such deferrals (but not the Company contributions) on a specified date or dates that is at least three years from the year in which the amounts were earned (an “In-Service Distribution”). Participants are fully vested immediately in their own deferrals and earnings on such deferrals, and the Company contributions vest in one-third increments on each of the second, third and fourth anniversaries of the Company contribution date.
Distributions from the plan are made in a lump sum payment as soon as administratively feasible, but no later than 90 days following the date on which the participant is entitled to receive the distribution, except in the event of an In-Service Distribution or a retirement as defined in our Executive Deferred Compensation Plan. Participants’ voluntary contributions to this plan are tax deferred but are subject to the claims of general creditors of the Company.

Name	Executive Contributions in Last FY (2020)(1)	Registrant Contributions in Last FY (2020)	Aggregate Earnings (Losses) in Last FY (2020)(2)	Aggregate Withdrawals/ Distributions in 2020	Aggregate Balance at Last FYE (December 31, 2020)(3)
Michael J. Escalante
Deferred Compensation	$400,000	$140,000	$5,579(4)	$475,147	$2,585,531(5)
Vested but Undelivered RSUs	$1,552,317(6)	—	—	—	$1,552,317
Javier F. Bitar
Deferred Compensation	$112,500	$56,250	$53,409(7)	—	$565,659(8)
Vested but Undelivered RSUs	$221,761(9)	—	—	—	$221,761
Howard S. Hirsch
Deferred Compensation	$77,000	$35,000	$212,468(10)	$163,788	$2,065,857(11)
Vested but Undelivered RSUs	$144,144(12)	—	—	—	$144,144
Louis K. Sohn
Deferred Compensation	$67,500	$33,750	$(68,600)(13)	—	$811,517(14)
Vested but Undelivered RSUs	$110,879(15)	—	—	—	$110,879
Scott A. Tausk
Deferred Compensation	$67,500	$33,750	$283,400(16)	—	$1,982,923(17)
Vested but Undelivered RSUs	$111,710(18)	—	—	—	$111,710
(1)
Except where noted for vested but undelivered RSUs, represents executive contributions from 2020 salary and/or bonus. All of these amounts are also included in the Summary Compensation Table for 2020 for the respective NEOs.

(2)	Investment earnings (losses) for 2020. Amounts in this column are not included in the Summary Compensation Table as they do not qualify as above market or preferential earnings.
(3)
Represents the aggregate balance of the NEOs’ accounts under the Executive Deferred Compensation Plan as of December 31, 2020, including the balances transferred to such plan from the Griffin Capital Company, LLC Deferred Compensation Plan, and includes the vested and unvested amounts under the combined plan for each NEO. Amounts in this column, other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements (to the extent the NEO was a named executive officer in prior proxy statements) or in Column (1) above.

(4)
Represents the earnings in 2020 on the aggregate amounts under the combined plan, including $4,087 of earnings on amounts contributed pursuant to the Griffin Capital Company, LLC Deferred Compensation Plan and $1,492 of earnings on amounts contributed pursuant to our Executive Deferred Compensation Plan.

(5)
Represents the aggregate balance as of December 31, 2020 and includes $1,454,039 under the Griffin Capital Company, LLC Deferred Compensation Plan that was transferred to our Executive Deferred Compensation Plan in connection with EA-1’s self-administration transaction.

(6)
Represents the value of the common stock underlying the restricted stock units that vested on December 31, 2020, which Mr. Escalante agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on NAV as of September 30, 2020 of $8.92 per share, which was the most recently published NAV price at the time of vesting. Mr. Escalante deferred all 183,055 shares that vested on December 31, 2020, less 9,028 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 174,027 shares actually deferred.

(7)
Represents the earnings in 2020 on the aggregate amounts under the combined plan, including $28,205 of earnings on amounts contributed pursuant to the Griffin Capital Company, LLC Deferred Compensation Plan and $25,204 of earnings on amounts contributed pursuant to our Executive Deferred Compensation Plan.

(8)
Represents the aggregate balance as of December 31, 2020 and includes $189,975 under the Griffin Capital Company, LLC Deferred Compensation Plan that was transferred to our Executive Deferred Compensation Plan in connection with EA-1’s self-administration transaction.

(9)
Represents the value of the common stock underlying the restricted stock units that vested on December 31, 2020 from Mr. Bitar’s May 1, 2019 RSU grant, which Mr. Bitar agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on NAV as of September 30, 2020 of 8.92 per share, which was the most recently published NAV price at the time of vesting. Mr. Bitar deferred all 26,151 shares that vested on December 31, 2020 from his May 1, 2019 RSU grant, less 1,290 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 24,861 shares actually deferred.

(10)
Represents the earnings in 2020 on the aggregate amounts under the combined plan, including $191,904 of earnings on amounts contributed pursuant to the Griffin Capital Company, LLC Deferred Compensation Plan and $20,564 of earnings on amounts contributed pursuant to our Executive Deferred Compensation Plan.

(11)
Represents the aggregate balance as of December 31, 2020 and includes $1,801,142 under the Griffin Capital Company, LLC Deferred Compensation Plan that was transferred to our Executive Deferred Compensation Plan in connection with EA-1’s self-administration transaction.

(12)	Represents the value of the common stock underlying the restricted stock units that vested on December 31, 2020 from Mr. Hirsch’s

May 1, 2019 RSU grant, which Mr. Hirsch agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on NAV as of September 30, 2020 of $8.92 per share, which was the most recently published NAV price at the time of vesting. Mr. Hirsch deferred all 16,998 shares that vested on December 31, 2020 from his May 1, 2019 RSU grant, less 838 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 16,160 shares actually deferred.
(13)
Represents the losses in 2020 on the aggregate amounts under the combined plan, including $60,411 of losses on amounts contributed pursuant to the Griffin Capital Company, LLC Deferred Compensation Plan and $8,189 of losses on amounts contributed pursuant to our Executive Deferred Compensation Plan.

(14)
Represents the aggregate balance as of December 31, 2020 and includes $607,976 under the Griffin Capital Company, LLC Deferred Compensation Plan that was transferred to our Executive Deferred Compensation Plan in connection with EA-1’s self-administration transaction.

(15)
Represents the value of the common stock underlying the restricted stock units that vested on December 31, 2020 from Mr. Sohn’s May 1, 2019 RSU grant, which Mr. Sohn agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on NAV as of September 30, 2020 of $8.92 per share, which was the most recently published NAV price at the time of vesting. Mr. Sohn deferred all 13,075 shares that vested on December 31, 2020 from his May 1, 2019 RSU grant, less 645 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 12,430 shares actually deferred.

(16)
Represents the earnings in 2020 on the aggregate amounts under the combined plan, including $257,680 of earnings on amounts contributed pursuant to the Griffin Capital Company, LLC Deferred Compensation Plan and $25,720 of earnings on amounts contributed pursuant to our Executive Deferred Compensation Plan.

(17)
Represents the aggregate balance as of December 31, 2020 and includes $1,747,381 under the Griffin Capital Company, LLC Deferred Compensation Plan that was transferred to our Executive Deferred Compensation Plan in connection with EA-1’s self-administration transaction.

(18)
Represents the value of the common stock underlying the restricted stock units that vested on December 31, 2020 from Mr. Tausk’s May 1, 2019 RSU grant, which Mr. Tausk agreed to defer delivery until May 1, 2023, or, if sooner, upon his termination of employment, less the shares used to satisfy employment tax obligations upon the vesting of the RSUs, based on NAV as of September 30, 2020 of $8.92 per share, which was the most recently published NAV price at the time of vesting. Mr. Tausk deferred all 13,075 shares that vested on December 31, 2020 from his May 1, 2019 RSU grant, less 552 shares used to satisfy employment tax obligations due in connection with the vesting of the RSUs, resulting in 12,523 shares actually deferred.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
We have employment agreements with each of our NEOs. As described below, these employment agreements provide our NEOs with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change in control involving the Company. As used below, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the respective meanings set forth in the respective employment agreements and award agreements, as applicable.
Employment Agreement with Our Chief Executive Officer
The Company is party to an employment agreement, dated December 14, 2018, with Michael J. Escalante, who serves as our Chief Executive Officer (the “Escalante Employment Agreement”). The Escalante Employment Agreement provides that Mr. Escalante will serve as Chief Executive Officer and President for an initial term of five years. Mr. Escalante’s employment agreement will automatically renew for additional one year periods thereafter, unless either the Company or Mr. Escalante provide advance written notice of its or his intent not to renew or unless sooner terminated. Pursuant to the terms of the Escalante Employment Agreement, Mr. Escalante is entitled to, among other things:
•	an annual base salary of $800,000, subject to annual review for increase (but not decrease) by our Board or a committee thereof; and
•
an annual cash bonus opportunity (“Incentive Bonus”) with threshold, target and maximum award opportunities of 175%, 250% and 325%, respectively, of the base salary actually paid for such year (subject to adjustment, in the sole discretion of our Compensation Committee, if the Company’s common stock becomes listed on an established stock exchange). The entitlement to and payment of an annual Incentive Bonus is subject to the approval of our Compensation Committee, except that for 2019 and 2020, Mr. Escalante was guaranteed to receive an Incentive Bonus equal to at least the applicable target level for each such year.

Mr. Escalante was granted 732,218 RSUs on May 1, 2019 in accordance with the terms of the Escalante Employment Agreement, which vest in equal, 25% installments on each of December 31, 2019, 2020, 2021 and 2022, provided that Mr. Escalante remains continuously employed by us on each such date, subject to certain accelerated vesting provisions as provided in the Restricted Stock Unit Award Agreements for the RSUs (the “Initial Equity Award”). The shares of the Company’s Class E common stock underlying the RSUs will not be delivered upon vesting, but instead will be deferred for delivery on May 1, 2023, or, if sooner, upon Mr. Escalante’s termination of employment, pursuant to a deferral made by Mr. Escalante. The Initial Equity Award had a value of $7 million and was the sole equity award granted to Mr. Escalante until January 2021, at which time, the Company granted Mr. Escalante an annual equity award with a target value of $3.5 million and which is 100% time-vested.
Mr. Escalante is entitled to payments and benefits upon termination of employment as follows:
•
Death or Disability: (i) base salary earned but not paid as of the termination date, any Incentive Bonus earned by Mr. Escalante for the prior calendar year but not yet paid, reimbursement for unpaid expenses to which Mr. Escalante is entitled to reimbursement, and any accrued or vested compensation or benefits to which Mr. Escalante is entitled under any benefits plans (collectively, the “Accrued Obligations”); (ii) the Incentive Bonus for the calendar year in which the termination occurs, pro-rated for the amount of time Mr. Escalante was employed during such calendar year, assuming target performance; (iii) a lump sum payment equal to 24 months of Healthcare Benefits (as defined in the Escalante Employment Agreement); (iv) the automatic vesting of all outstanding equity awards held by Mr. Escalante as of immediately prior to his termination, assuming target performance for any performance period that has not yet ended (the “Equity Award Vesting”); and (v) the vesting in full of Mr. Escalante’s account under our Executive Deferred Compensation Plan.

•
Without Cause or with Good Reason: (i) the Accrued Obligations; (ii) a pro-rated Incentive Bonus for the calendar year in which such termination occurs (assuming target individual performance and actual Company performance), pro-rated for the amount of time Mr. Escalante was employed during such calendar year; (iii) a lump sum payment equal to three times the sum of (A) his base salary then in effect plus (B) the average of the Incentive Bonus paid to Mr. Escalante for the prior two calendar years preceding the year in which such termination occurs or, in the event such termination date occurs prior to the end of two years after the effective date of the Escalante Employment Agreement, Mr. Escalante’s target Incentive Bonus for any such years not yet elapsed (the “Average Incentive Bonus”); (iv) a lump sum payment equal to 24 months of Healthcare Benefits (as defined in the Escalante Employment Agreement); (v) the Equity Award Vesting; and (vi) the vesting in full of Mr. Escalante’s account under our Executive Deferred Compensation Plan.
•
Termination by the Company without Cause or by Mr. Escalante with Good Reason during the Term and within six months preceding or 12 months following a Change in Control of the Company: all of the benefits and payments described in the paragraph “Without Cause or with Good Reason” above, except that the Healthcare Benefits will be calculated to cover 36 months.

•
Change in Control: the automatic vesting of all outstanding equity awards held by Mr. Escalante as of immediately prior to a Change in Control, assuming target performance for any performance period that has not yet ended.

The Escalante Employment Agreement also provides that Mr. Escalante will be subject to customary non-compete, non-solicitation, non-disparagement and other restrictive covenants.
Employment Agreements with Our Other Named Executive Officers
The Company is a party to employment agreements, dated as of December 14, 2018, with each of Javier F. Bitar, Howard S. Hirsch, Louis K. Sohn and Scott A. Tausk. Each of such employment agreements (collectively, the “Employment Agreements”) is substantially similar to the material terms of the Escalante Employment Agreement except as noted below:
Javier F. Bitar. Mr. Bitar serves as the Company’s Chief Financial Officer and Treasurer. He is entitled to a base salary of $450,000 and his Incentive Bonus threshold, target and maximum award opportunities are 100%, 150%, and 200%, respectively. His Initial Equity Award granted in May 2019 had a value of $1 million, and he was eligible to receive annual equity awards beginning in 2020. Upon termination for Death or Disability, the lump sum payment will be equal to 18 months of Healthcare Benefits. Upon termination Without Cause or with Good Reason, Mr. Bitar will receive a lump sum payment equal to 1.5 times his base salary plus Average Incentive Bonus (as described above) and a lump sum payment equal to 18 months of Healthcare Benefits. Upon termination six months preceding or 12 months following a Change in Control, Mr. Bitar will receive a lump sum payment equal to 2.5 times his base salary plus Average Incentive Bonus and a lump sum payment equal to 30 months of Healthcare Benefits.
Howard S. Hirsch. Mr. Hirsch served as the Company’s Chief Legal Officer and Secretary until January 29, 2021. He was entitled to a base salary of $400,000 and his Incentive Bonus threshold, target and maximum award opportunities were 75%, 100%, and 150%, respectively. His Initial Equity Award granted in May 2019 had a value of $650,000 and he was eligible to receive annual equity awards beginning in 2020. Upon his termination of employment, Mr. Hirsch received a lump sum payment equal to 1.5 times his base salary plus Average Incentive Bonus (as described above) and a lump sum payment equal to 18 months of Healthcare Benefits. If there is a Change of Control within 12 months following his termination of employment, Mr. Hirsch will be entitled to receive an additional lump sum payment.
Louis K. Sohn. Mr. Sohn serves as the Company’s Managing Director, Acquisitions & Corporate Finance. He is entitled to a base salary of $300,000 and his Incentive Bonus threshold, target and maximum award opportunities are 75%, 125%, and 175%, respectively. His Initial Equity Award granted in May 2019 had a value of $500,000 and he was eligible to receive annual equity awards beginning in 2020. Upon termination for Death or Disability, the lump sum payment will be equal to 18 months of Healthcare Benefits. Upon termination Without Cause or with Good Reason, Mr. Sohn will receive a lump sum payment equal to 1 times his base salary plus Average Incentive Bonus (as described above) and a lump sum payment equal to 1 year of Healthcare Benefits. Upon termination six months preceding or 12 months following a Change in Control, Mr. Sohn will receive a lump sum payment equal to 2 times his base salary plus Average Incentive Bonus and a lump sum payment equal to 24 months of Healthcare Benefits.
Scott A. Tausk. Mr. Tausk serves as the Company’s Managing Director, Asset Management. He is entitled to a base salary of $300,000 and his Incentive Bonus threshold, target and maximum award opportunities are 75%, 125%, and 175%, respectively. His Initial Equity Award granted in May 2019 had a value of $500,000 and he was eligible to receive annual equity awards beginning in 2020. Upon termination for Death or Disability, the lump sum payment will be equal to 18 months of Healthcare Benefits. Upon termination Without Cause or with Good Reason, Mr. Tausk will receive a lump sum payment equal to 1 times his base salary plus Average Incentive Bonus (as described above) and a lump sum payment equal to 1 year of Healthcare Benefits. Upon termination six months preceding or 12 months following a Change in Control, Mr. Tausk will receive a lump sum payment equal to 2 times his base salary plus Average Incentive Bonus and a lump sum payment equal to 24 months of Healthcare Benefits.
The Employment Agreements also provide that (i) all outstanding equity awards held by the executive officer as of immediately prior to a Change in Control will automatically vest in full, assuming target performance for any performance period that has not yet ended and (ii) the NEOs will be subject to customary non-compete, non-solicitation, non-disparagement and other restrictive covenants.
Summary of Potential Payments Upon Termination or Change in Control
Name	Benefits	Change in Control without Termination of Employment on 12/31/2020 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2020 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2020 6 months prior to or 12 months following a Change in Control ($)	Retirement on 12/31/2020(1) ($)	Disability on 12/31/2020 ($)	Death on 12/31/2020 ($)
Michael J. Escalante
	Base Severance Payment	—	$10,700,000	$10,700,000	—	$2,000,000	$2,000,000
	Accelerated Vesting of RSUs	$3,283,998	$3,283,998	$3,283,998	—	$3,283,998	$3,283,998
	Other(2)	—	$238,156	$287,234	$2,445,531	$238,156	$238,156

	Total	$3,283,998	$14,222,154	$14,271,232	$2,445,531	$5,522,154	$5,522,154
Javier F. Bitar
	Base Severance Payment	—	$2,413,125	$3,571,875	—	$675,000	$675,000
	Accelerated Vesting of RSUs	$1,188,664	$1,188,664	$1,188,664	—	$1,188,664	$1,188,664
	Other(2)	—	$220,623	$248,151	$386,327	$220,623	$220,623

	Total	$1,188,664	$3,822,412	$5,008,690	$386,327	$2,084,287	$2,084,287
Howard S. Hirsch(3)
	Base Severance Payment	—	$1,270,833	$—	—	$—	$—
	Accelerated Vesting of RSUs	$—	$1,422,632	$—	—	$—	$—
	Other(2)	—	$227,076	$—	$—	$—	$—

	Total	$—	$2,920,541	$—	$—	$—	$—

Name	Benefits	Change in Control without Termination of Employment on 12/31/2020 ($)	Termination without Cause or Resignation with Good Reason as of 12/31/2020 (no Change in Control) ($)	Termination without Cause or Resignation with Good Reason on 12/31/2020 6 months prior to or 12 months following a Change in Control ($)	Retirement on 12/31/2020(1) ($)	Disability on 12/31/2020 ($)	Death on 12/31/2020 ($)
Louis K. Sohn
	Base Severance Payment	—	$1,075,000	$1,775,000	—	$375,000	$375,000
	Accelerated Vesting of RSUs	$594,330	$594,330	$594,330	—	$594,330	$594,330
	Other(2)	—	$156,981	$176,766	$674,321	$166,874	$166,874

	Total	$594,330	$1,826,311	$2,546,096	$674,321	$1,136,204	$1,136,204
Scott A. Tausk
	Base Severance Payment	—	$1,062,500	$1,750,000	—	$375,000	$375,000
	Accelerated Vesting of RSUs	$594,330	$594,330	$594,330	—	$594,330	$594,330
	Other(2)	—	$185,683	$212,546	$1,824,104	$199,114	$199,114

	Total	$594,330	$1,842,512	$2,556,876	$1,824,104	$1,168,444	$1,168,444
(1)
The NEOs are only entitled to the vested amount of their respective accounts under our Executive Deferred Compensation Plan as of the retirement or termination date. Additionally, the NEOs will not receive any additional compensation upon retirement, and any accelerated vesting of their equity awards may be subject to the discretion of our Compensation Committee.

(2)
Includes healthcare benefits and vesting in full of the unvested amount of the NEO’s account under our Executive Deferred Compensation Plan pursuant to the terms of the NEOs’ respective employment agreements. The amounts reported under the “Aggregate Balance at Last FYE” column of the Nonqualified Deferred Compensation table reflect the aggregate balance of the NEOs’ accounts under our Executive Deferred Compensation Plan as of December 31, 2020, including the balances transferred to such plan from the GCC deferred compensation plan, and includes the vested and unvested amounts under the combined plan.

(3)	Mr. Hirsch resigned from his positions with the Company effective January 29, 2021 and the amounts shown reflect the amounts he received in connection with his resignation.
For purposes of the table above, we have made the following assumptions where applicable:
•	The date of termination is December 31, 2020;
•	The payments are based on the terms of the NEO’s respective employment agreements and the applicable award agreements governing unvested equity awards;
•
The NEOs’ respective restricted stock unit awards were assumed, continued, converted or replaced with a substantially similar award by the Company or a successor entity or its parent or subsidiary in connection with a Change in Control;

•	There is no earned, accrued but unpaid salary;
•	There is no earned, accrued but unpaid bonus for the prior year; and
•	The premiums for the NEO’s health plan coverage, life insurance, long-term disability insurance and accidental death and dismemberment insurance is constant throughout the year.

Compensation of Directors
During 2020, we paid each of our independent directors a retainer of $90,000 in equal quarterly installments. We do not pay separate meeting fees for attendance at our Board or committee meetings. All directors receive reimbursement for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of our Board.
In addition, we issue to each of our independent directors an annual award of restricted stock granted at a fixed dollar value of $75,000, 50% of which vests immediately upon grant and 50% which vests upon the one-year anniversary of the grant.
The following table shows the value of all cash and equity-based compensation paid to the members of our Board during the year ended December 31, 2020.
Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation ($)	Total ($)
Kathleen S. Briscoe	$90,000	$70,221	$1,250	$161,471
Gregory M. Cazel	$90,000	$71,794	$2,883	$164,677
Ranjit M. Kripalani	$90,000	$71,794	$1,250	$163,044
J. Grayson Sanders	$90,000	$70,221	$1,295	$161,516
Samuel Tang	$90,000	$70,221	$1,250	$161,471
(1)
Kevin A. Shields, our Executive Chairman, and Michael J. Escalante, our Chief Executive Officer and President and member of our Board of Directors, are not included in the table above as they were executive officers of the Company during 2020 and, therefore did not receive any additional compensation for the services that they provided as directors. The compensation that Mr. Escalante received is included in the Summary Compensation Table. Mr. Shields did not receive any compensation for his services as an executive officer.

(2)
The amounts shown in this column reflect the grant date fair value of restricted stock awards granted to each of our non-employee directors. Generally, the grant date fair value is the amount that we would expense in our financial statements over the vesting period of the award.

EQUITY COMPENSATION PLAN INFORMATION AS OF DECEMBER 31, 2020
Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	—	$—	6,496,309
Equity compensation plans not approved by security holders	—	—	—
Total	—	$—	6,496,309

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
General
Pursuant to the terms of the Nominating and Corporate Governance Committee Charter, our Nominating and Corporate Governance Committee considers and acts upon any conflicts of interest-related matter required by our charter or otherwise permitted by Maryland law where the exercise of independent judgment by any of our directors, who is not an independent director, could reasonably be compromised, including approval of any transaction involving our affiliates or any “related person,” as such term is defined in Item 404 of Regulation S-K as promulgated by the SEC.
Affiliated Dealer Manager
Prior to the suspension and later expiration of our follow-on offering in February and September of 2020, respectively, Griffin Capital Securities, LLC served as our dealer manager (“our former dealer manager”). Our Executive Chairman is also the Chief Executive Officer of and controls GCC, which indirectly owns our former dealer manager. Since January 1, 2020, we have paid fees to our former dealer manager in the aggregate amount of $6,767. Subsequent to the expiration of our follow-on offering in September of 2020, we have paid no fees to our former dealer manager.
Administrative Services Agreement
In connection with the EA Merger, we assumed, as the successor of EA-1 and Griffin Capital Essential Asset Operating Partnership, L.P., the Administrative Services Agreement, pursuant to which GCC and Griffin Capital, LLC (“GC LLC”) continue to provide office space and certain operational and administrative services at cost to us, our Current Operating Partnership, Griffin Capital Essential Asset TRS, Inc., and GRECO, which may include, without limitation, the shared information technology, human resources, legal, due diligence, marketing, customer service, events, operations, accounting and administrative support services set forth in the Administrative Services Agreement. Our Executive Chairman is also the Chief Executive Officer of and controls GCC, which is the sole member of GC LLC. We pay GCC a monthly amount based on the actual costs anticipated to be incurred by GCC for the provision of such office space and services until we elect to provide such space and/or services for ourselves or through another provider. Such costs are reconciled periodically and a full review of the costs will be performed at least annually. In addition, we will directly pay or reimburse GCC for the actual cost of any reasonable third-party expenses incurred in connection with the provision of such services. Since January 1, 2020 and through March 31, 2021, we have paid fees to GCC under the Administrative Services Agreement in the aggregate amount of $2,807,505.
STOCKHOLDER PROPOSALS
Any proposal by a stockholder for inclusion in proxy solicitation materials for the next annual meeting of stockholders must be received by our Secretary at our offices no later than December 9, 2021 and must comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended. If a stockholder desires to present a proposal at the next annual meeting, whether or not the proposal is intended to be included in the proxy materials, our bylaws require that the stockholder give advance written notice to our Secretary no earlier than December 9, 2021 and no later than January 8, 2022. Stockholders desiring to submit a proposal are advised to examine the Company’s bylaws, as they contain additional submission requirements.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of our Board of Directors or, in the absence of such a recommendation, in accordance with the discretion of the proxy holder.
BY ORDER OF THE BOARD OF DIRECTORS

Nina Momtazee Sitzer
Chief Administrative Officer, General Counsel and Secretary
El Segundo, California
April 8, 2021

APPENDIX A
GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
Funds from Operations and Adjusted Funds from Operations
(Unaudited; in thousands)
Funds from Operations and Adjusted Funds from Operations
Our management believes that historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market conditions, many industry investors and analysts have considered the presentation of operating results for real estate companies that use historical cost accounting to be insufficient.
Management is responsible for managing interest rate, hedge and foreign exchange risks. To achieve our objectives, we may borrow at fixed rates or variable rates. In order to mitigate our interest rate risk on certain financial instruments, if any, we may enter into interest rate cap agreements or other hedge instruments and in order to mitigate our risk to foreign currency exposure, if any, we may enter into foreign currency hedges. We view fair value adjustments of derivatives, impairment charges and gains and losses from dispositions of assets as non-recurring items or items which are unrealized and may not ultimately be realized, and which are not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance.
In order to provide a more complete understanding of the operating performance of a REIT, the National Association of Real Estate Investment Trusts (“NAREIT”) promulgated a measure known as Funds from Operations (“FFO”). FFO is defined as net income or loss computed in accordance with GAAP, excluding extraordinary items, as defined by GAAP, and gains and losses from sales of depreciable operating property, adding back asset impairment write-downs, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs and depreciation of non-real estate assets), and after adjustment for unconsolidated partnerships, joint ventures and preferred distributions. Because FFO calculations exclude such items as depreciation and amortization of real estate assets and gains and losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), they facilitate comparisons of operating performance between periods and between other REITs. As a result, we believe that the use of FFO, together with the required GAAP presentations, provides a more complete understanding of our performance relative to our competitors and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. It should be noted, however, that other REITs may not define FFO in accordance with the current NAREIT definition or may interpret the current NAREIT definition differently than we do, making comparisons less meaningful.
Additionally, we use Adjusted Funds from Operations (“AFFO”) as a non-GAAP financial measure to evaluate our operating performance. AFFO is a measure used among our peer group, which includes daily NAV REITs. We also believe that AFFO is a recognized measure of sustainable operating performance by the REIT industry. Further, we believe AFFO is useful in comparing the sustainability of our operating performance with the sustainability of the operating performance of other real estate companies.
Management believes that AFFO is a beneficial indicator of our ongoing portfolio performance and ability to sustain our current distribution level. More specifically, AFFO isolates the financial results of our operations. AFFO, however, is not considered an appropriate measure of historical earnings as it excludes certain significant costs that are otherwise included in reported earnings. Further, since the measure is based on historical financial information, AFFO for the period presented may not be indicative of future results or our future ability to pay our dividends. By providing FFO and AFFO, we present information that assists investors in aligning their analysis with management’s analysis of long-term operating activities. As explained below, management’s evaluation of our operating performance excludes items considered in the calculation of AFFO based on the following economic considerations:
•
Revenues in excess of cash received, net. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these contractual periodic minimum rent payment increases during the term of a lease are recorded to rental revenue on a straight-line basis in order to reconcile the difference between accrual and cash basis accounting. As straight-line rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of straight-line rent to arrive at AFFO as a means of determining operating results of our portfolio. By adjusting for this item, we believe AFFO is reflective of the realized economic impact of our leases (including master agreements) that is useful in assessing the sustainability of our operating performance.
•
Amortization of stock-based compensation. We have excluded the effect of stock-based compensation expense from our AFFO calculation. Although stock-based compensation expense is calculated in accordance with current GAAP and constitutes an ongoing and recurring expense, such expense is excluded from AFFO because it is not an expense which generally requires cash settlement, and therefore is not used by us to assess the profitability of our operations. We also believe the exclusion of stock-based compensation expense provides a more useful comparison of our operating results to the operating results of our peers.

•
Deferred rent. Most of our leases provide for periodic minimum rent payment increases throughout the term of the lease. In accordance with GAAP, these periodic minimum rent payment increases during the term of a lease are recorded on a straight-line basis and create deferred rent. As deferred rent is a GAAP non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of deferred rent to arrive at AFFO as a means of determining operating results of our portfolio.

•
Amortization of in-place lease valuation. Acquired in-place leases are valued as above-market or below-market as of the date of acquisition based on the present value of the difference between (a) the contractual amounts to be paid pursuant to the in-place leases and (b) management’s estimate of fair market lease rates for the corresponding in-place leases over a period equal to the remaining non-cancelable term of the lease for above-market leases. The above-market and below-market lease values are capitalized as intangible lease assets or liabilities and are amortized as an adjustment to rental income over the remaining terms of the respective leases. As this item is a non-cash adjustment and is included in historical earnings, FFO is adjusted for the effect of the amortization of in-place lease valuation to arrive at AFFO as a means of determining operating results of our portfolio.

•
Acquisition-related costs. We were organized primarily with the purpose of acquiring or investing in income-producing real property in order to generate operational income and cash flow that will allow us to provide regular cash distributions to our stockholders. In the process, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs, which in accordance with GAAP, are capitalized and included as part of the relative fair value when the property acquisition meets the definition of an asset acquisition or are expensed as incurred and are included in the determination of income (loss) from operations and net income (loss), for property acquisitions accounted for as a business combination. By excluding acquisition-related costs, AFFO may not provide an accurate indicator of our operating performance during periods in which acquisitions are made. However, it can provide an indication of our on-going ability to generate cash flow from operations and continue as a going concern after we cease to acquire properties on a frequent and regular basis, which can be compared to AFFO of other non-listed REITs that have completed their acquisition activity and have similar operating characteristics to ours. Management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.

•
Financed termination fee, net of payments received. We believe that a fee received from a tenant for terminating a lease is appropriately included as a component of rental revenue and therefore included in AFFO. If, however, the termination fee is to be paid over time, we believe the recognition of such termination fee into income should not be included in AFFO. Alternatively, we believe that the periodic amount paid by the tenant in subsequent periods to satisfy the termination fee obligation should be included in AFFO.

•
Gain or loss from the extinguishment of debt. We primarily use debt as a partial source of capital to acquire properties in our portfolio and fund redemptions. As a term of obtaining this debt, we will pay financing costs to the respective lender. Financing costs are presented on the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts and amortized into interest expense on a straight-line basis over the term of the debt. We consider the amortization expense to be a component of operations if the debt was used to acquire properties. From time to time, we may cancel certain debt obligations and replace these canceled debt obligations with new debt at more favorable terms to us. In doing so, we are required to write-off the remaining capitalized financing costs associated with the canceled debt, which we consider to be a cost, or loss, on extinguishing such debt. Management believes that this loss is considered an event not associated with our operations, and therefore, deems this write-off to be an exclusion from AFFO.
•
Unrealized gains (losses) on derivative instruments. These adjustments include unrealized gains (losses) from mark-to-market adjustments on interest rate swaps and losses due to hedge ineffectiveness. The change in the fair value of interest rate swaps not designated as a hedge and the change in the fair value of the ineffective portion of interest rate swaps are non-cash adjustments recognized directly in earnings and are included in interest expense. We have excluded these adjustments in our calculation of AFFO to more appropriately reflect the economic impact of our interest rate swap agreements.

•
Dead deal costs. As part of investing in income-producing real property, we incur non-reimbursable affiliated and non-affiliated acquisition-related costs for transactions that fail to close, which in accordance with GAAP, are expensed and are included in the determination of income (loss) from operations and net income (loss). Similar to acquisition-related costs (see above), management believes that excluding these costs from AFFO provides investors with supplemental performance information that is consistent with the performance models and analyses used by management.

For all of these reasons, we believe the non-GAAP measures of FFO and AFFO, in addition to income (loss) from operations, net income (loss) and cash flows from operating activities, as defined by GAAP, are helpful supplemental performance measures and useful to investors in evaluating the performance of our real estate portfolio. However, a material limitation associated with FFO and AFFO is that they are not indicative of our cash available to fund distributions since other uses of cash, such as capital expenditures at our properties and principal payments of debt, are not deducted when calculating FFO and AFFO. The use of AFFO as a measure of long-term operating performance on value is also limited if we do not continue to operate under our current business plan as noted above. AFFO is useful in assisting management and investors in assessing our ongoing ability to generate cash flow from operations and continue as a going concern in future operating periods, and in particular, after the offering and acquisition stages are complete. However, FFO and AFFO are not useful measures in evaluating NAV because impairments are taken into account in determining NAV but not in determining FFO and AFFO. Therefore, FFO and AFFO should not be viewed as a more prominent measure of performance than income (loss) from operations, net income (loss) or to cash flows from operating activities and each should be reviewed in connection with GAAP measurements.
Neither the SEC, NAREIT, nor any other applicable regulatory body has opined on the acceptability of the adjustments contemplated to adjust FFO in order to calculate AFFO and its use as a non-GAAP performance measure. In the future, the SEC or NAREIT may decide to standardize the allowable exclusions across the REIT industry, and we may have to adjust the calculation and characterization of this non-GAAP measure.

Our calculation of FFO and AFFO is presented in the following table for the years ended December 31, 2020, 2019, and 2018 (in thousands):
	Year Ended December 31,
	2020	2019	2018
Net (loss) income	$(5,774)	$37,044	$22,038
Adjustments:
Depreciation of building and improvements	93,979	80,393	60,120
Amortization of leasing costs and intangibles	67,366	73,084	59,020
Impairment provision	23,472	30,734	—
Equity interest of depreciation of building and improvements - unconsolidated entities	1,438	2,800	2,594
Equity interest of amortization of intangible assets - unconsolidated entities	1,751	4,632	4,644
Loss (Gain) from disposition of assets	(4,083)	(29,938)	(1,231)
Equity interest of gain on sale - unconsolidated entities	—	(4,128)	—
Impairment on unconsolidated entities	1,906	6,927	—
FFO	$180,055	$201,548	$147,185
Distributions to redeemable preferred shareholders	(8,708)	(8,188)	(3,275)
FFO attributable to common stockholders and limited partners	$171,347	$193,360	$143,910
Reconciliation of FFO to AFFO:
FFO attributable to common stockholders and limited partners	$171,347	$193,360	$143,910
Adjustments:
Acquisition fees and expenses to non-affiliates	—	—	1,331
Non-cash earn-out adjustment	(2,581)	(1,461)	—
Revenues in excess of cash received, net	(25,686)	(19,519)	(8,571)
Amortization of share-based compensation	4,108	2,614	—
Deferred rent - ground lease	2,065	1,353	841
Amortization of above/(below) market rent, net	(2,292)	(3,201)	(685)
Amortization of debt premium/(discount), net	412	300	32
Amortization of ground leasehold interests	(290)	(52)	28
Non-cash lease termination income	—	(10,150)	(12,532)
Financed termination fee payments received	7,557	6,065	15,866
Company’s share of revenues in excess of cash received (straight-line rents) - unconsolidated entity	505	528	116
Unrealized loss (gain) on investments	31	307	—
Company’s share of amortization of above market rent - unconsolidated entity	1,419	3,696	2,956
Performance fee adjustment	—	(2,604)	—
Unconsolidated joint venture valuation adjustment	4,452	—	—
Employee separation expense	2,666	—	—
Write-off of transaction costs	4,427	252	—
AFFO available to common stockholders and limited partners	$168,140	$171,488	$143,292
FFO per share, basic and diluted	$0.65	$0.76	$0.81
AFFO per share, basic and diluted	$0.64	$0.68	$0.80

Weighted-average common shares outstanding - basic EPS	230,042,543	222,531,173	169,907,020
Weighted-average OP Units	31,919,525	30,947,370	8,120,706
Weighted-average common shares and OP Units outstanding - basic FFO/AFFO	261,962,068	253,478,543	178,027,726

Cash NOI
Net operating income is a non-GAAP financial measure calculated as net (loss) income, the most directly comparable financial measure calculated and presented in accordance with GAAP, excluding equity in the earnings of our unconsolidated real estate joint ventures, general and administrative expenses, interest expense, depreciation and amortization, impairment of real estate, gains or losses on early extinguishment of debt, gains or losses on sales of real estate, and investment income or loss. Net operating income on a cash basis (“cash NOI”) is net operating income adjusted to exclude the effect of straight-line rent and amortization of acquired above- and below-market lease revenue adjustments required by GAAP. We believe that cash NOI is helpful to investors as an additional measure of operating performance because it eliminates straight-line rent revenue and the amortization of acquired above- and below-market leases.
Net Debt Plus Preferred
Net debt plus preferred is a non-GAAP financial measure calculated as total debt plus unconsolidated debt (pro rata share), less cash and cash equivalents (excluding restricted cash) plus Series A Preferred equity.
Adjusted EBITDA
Dollars in thousands	Three months ended 12/31/2020
Net loss	$(7,121)
Depreciation and amortization	40,109
Interest expense	19,508
Amortization of deferred financing costs	575
Amortization of debt premium/(discount), net	103
Amortization of above/(below) market rent, net	(527)
Income taxes	104
Property management fees to non-affiliates	876
Deferred rent	(5,729)
Termination income (cash)	3,057
(Gain)/Loss on disposition of assets	185
Impairment provision	1,277
Write-off of transaction costs	4,375
Employee separation expense	2,665
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	3,106
62,563
Less: Capital reserves	(873)
Adjusted EBITDA	$61,690

Annualized(1)	$ 246,760
(1)	Adjusted EBITDA is calculated based on quarterly activity annualized.

Dollars in thousands	Three months ended 9/30/2020
Net loss	$(7,475)
Depreciation and amortization	39,918
Interest expense	19,574
Amortization of deferred financing costs	548
Amortization of debt premium/(discount), net	103
Amortization of above/(below) market rent, net	(525)
Income taxes	540
Property management fees to non-affiliates	1,032
Deferred rent	(6,485)
Termination income (Cash)	1,500
Impairment on Investment in Unconsolidated Entity - DRJV	4,453
Impairment provision	9,572
Equity percentage of EBITDA for the Parent’s non-wholly owned direct and indirect subsidiaries	3,080
65,835
Less: Capital reserves	(1,283)
Adjusted EBITDA	$64,552

Annualized(1)	$ 258,208
(1)	Adjusted EBITDA is calculated based on quarterly activity annualized.

GRIFFIN CAPITAL ESSENTIAL ASSET REIT

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GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.

The Board of Directors recommends you vote FOR the following proposals:

Nominees:	For	Against	Abstain
1a. Kevin A. Shields	☐	☐	☐
1b. Michael J. Escalante	☐	☐	☐
1c. Kathleen S. Briscoe	☐	☐	☐
1d. Gregory M. Cazel	☐	☐	☐
1e. Ranjit M. Kripalani	☐	☐	☐
1f. James F. Risoleo	☐	☐	☐
1g. J. Grayson Sanders	☐	☐	☐
1h. Samuel Tang	☐	☐	☐

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GRIFFIN CAPITAL ESSENTIAL ASSET REIT, INC.
PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 15, 2021
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
PLEASE VOTE BY JUNE 14, 2021

The undersigned stockholder of Griffin Capital Essential Asset REIT, Inc., a Maryland corporation, hereby appoints Javier F. Bitar and Nina Momtazee Sitzer, and each of them as proxies, for the undersigned with full power of substitution in each of them, to attend the 2021 Annual Meeting of Stockholders of Griffin Capital Essential Asset REIT, Inc. to be held on June 15, 2021 at 10:00 A.M. (PT), at the offices of Griffin Capital Essential Asset REIT, Inc., 1520 E. Grand Avenue, El Segundo, California 90245, and any and all adjournments and postponements thereof, with all power possessed by the undersigned as if personally present and to vote in their discretion on such other matters as may properly come before the meeting. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying proxy statement, which is hereby incorporated by reference, and revokes any proxy heretofore given with respect to such meeting.

This proxy is solicited on behalf of the Griffin Capital Essential Asset REIT, Inc.'s Board of Directors. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting, including matters incident to its conduct.

When properly executed, this proxy will be voted as specified by the undersigned stockholder. If no voting instruction is given as to any item, this proxy will be voted "FOR" each of the nominees named in Proposal 1 and "FOR" Proposals 2 & 3.

Continued and to be signed on reverse side